Exhibit 10.64

ASSET PURCHASE AND SALE AGREEMENT

BY AND AMONG

FOXTEQ HOLDINGS INC.-CAYMAN

and

SANMINA-SCI USA INC.

SCI TECHNOLOGY, INC.

SANMINA-SCI SYSTEMS DE MEXICO S.A. DE C.V.

SANMINA-SCI SYSTEMS SERVICES DE MEXICO S.A. DE C.V.

SANMINA-SCI HUNGARY ELECTRONICS MANUFACTURING L.L.C.

SANMINA-SCI AUSTRALIA PTY LTD

AND

SANMINA-SCI CORPORATION

Dated as of February 17, 2008

i

EXHIBITS

Exhibit A – Raleigh Sublease Agreement

Exhibit B – Huntsville License Agreement

Exhibit C – Intellectual Property License Agreement

Exhibit D – Transition Services Agreement

Exhibit E –Access Agreement

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2008, by and among Foxteq Holdings Inc.-Cayman, a company organized under the laws of the Cayman Islands (“Buyer”) and Sanmina-SCI USA Inc., a Delaware corporation (“Sanmina-SCI USA”), SCI Technology, Inc., an Alabama corporation (“SCI Technology”), Sanmina-SCI Systems de Mexico S.A. de C.V., a company organized under the laws of the United Mexican States (“SSCI Systems Mexico”), Sanmina-SCI Systems Services de Mexico S.A. de C.V., a company organized under the laws of the United Mexican States (“SSCI Services Mexico” and together with SSCI Systems Mexico, “SSCI Mexico”), Sanmina-SCI Hungary Electronics Manufacturing Limited Liability Company, a company organized under the laws of the Republic of Hungary (“SSCI Hungary”), Sanmina-SCI Australia PTY LTD, a company organized under the laws of the Commonwealth of Australia (“SSCI Australia”) and Sanmina-SCI Corporation, a Delaware corporation (“Sanmina-SCI” and together with Sanmina-SCI USA, SCI Technology, SSCI Systems Mexico, SSCI Services Mexico, SSCI Hungary and SSCI Australia, the “Sellers”).  Buyer and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            Sellers are engaged in the Business at the facilities located in Huntsville, Alabama (the “Huntsville Facility”), Raleigh, North Carolina (the “Raleigh Facility”), Szekesfehervar, Hungary (the “Szekesfehervar Facility”) and Guadalajara, Mexico (the “Guadalajara Facility” and, together with the Huntsville Facility, the Raleigh Facility and the Szekesfehervar Facility, the “Facilities”), in each case at the location set forth in Section A of the Seller Disclosure Letter.

B.            Sellers are engaged in the building, configuring and assembling personal computers and servers and the related management, manufacturing (including but not limited to custom software downloading, asset tagging and custom labeling) and logistics and order fulfillment services for or on behalf of Hewlett Packard Company at the Szekesfehervar Facility by or on behalf of Lenovo at a facility located in Monterrey, Mexico, and these operations do not constitute part of the Business (the “Excluded Business”).

C.            Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, on the terms and subject to the conditions set forth herein, the Purchased Assets; and Sellers desire Buyer to assume, and Buyer desires to assume, the Assumed Liabilities, on the terms and subject to the conditions set forth herein.

D.            In connection with the transactions contemplated by this Agreement, Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) and each of SSCI Hungary and SSCI Mexico desire to enter into the Szekesfehervar Lease Assignment Agreement and the Guadalajara Lease Assignment Agreement to be dated as of the Closing Date, pursuant to which SSCI Hungary and SSCI Mexico will assign their leases to the Szekesfehervar Facility and the Guadalajara Facility, respectively, to Buyer (or a wholly-owned subsidiary of Buyer designated by Buyer).

E.             In connection with the transactions contemplated by this Agreement, Buyer and Sanmina-SCI desire to enter into the Raleigh Sublease Agreement to be dated as of the Closing Date, in the form of Exhibit A hereto, pursuant to which Sanmina-SCI will license to Buyer (or a wholly-owned subsidiary of Buyer designated by Buyer) the right to operate the Business at the Raleigh Facility.

F.             In connection with the transactions contemplated by this Agreement, Buyer and SCI Technology desire to enter into the Huntsville License Agreement to be dated as of the Closing Date, in the form of Exhibit B hereto, pursuant to which SCI Technology will license to Buyer (or a wholly-owned subsidiary of Buyer designated by Buyer) the right to operate the Business at the Huntsville Facility.

G.            In connection with the transactions contemplated by this Agreement, SSCI Australia desires to assign, and Buyer desires to assume, certain agreements with third parties for logistics operations in Australia (the “Australia Facility”) required to support customers of the Business as of the Closing Date.

H.            In connection with the transactions contemplated by this Agreement, Buyer and Sellers desire to enter into an Intellectual Property License Agreement to be dated as of the Closing Date, in the form of Exhibit C hereto, pursuant to which Sellers will license to Buyer certain intellectual property used by Sellers prior to the Closing in the conduct of the Business.

I.              In connection with the transactions contemplated by this Agreement, Buyer and Sellers desire to enter into a Transition Services Agreement to be dated as of the Closing Date, in the form of Exhibit D hereto, pursuant to which Sellers shall provide, or cause to be provided, to the Business certain services that are currently provided by Sellers and its Affiliates to the Business prior to the Closing.

J.             In connection with the transactions contemplated by this Agreement, Buyer and Sellers also desire to enter into the Access Agreement to be dated as of the Closing Date, in the form of Exhibit E hereto, pursuant to which Buyer shall provide, or cause to be provided, to Sellers or any party designated by Sellers, certain IT and other services.

K.            Buyer and Sellers also desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).  Certain other terms are defined in the text of this Agreement.

(a)           “Accrued Liabilities” means any and all liabilities listed on Schedule 1.1(a).

(b)           “Actions or Proceeding” means any action, suit, proceeding, or arbitration.

(c)           “Affiliate” means any Person that directly or indirectly, through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning five percent (5%) or more of the voting securities of another Person shall be deemed to control that Person.

(d)           “Aggregate Severance Payment” has the meaning set forth in Section 5.9.

(e)           “Ancillary Agreements” means all agreements and instruments delivered pursuant to this Agreement to carry out obligations hereunder and to consummate the transactions contemplated hereby.

(f)            “Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation, chattel paper, documents, instruments, real estate, equipment, inventory and goods.

(g)           “Assigned Contracts” means any contracts, indentures, orders, mortgages, instruments, liens, guarantees, purchases or other agreements of Sellers set forth on Schedule 1.1(g).

(h)           “Assumed Liabilities” has the meaning set forth in Section 2.2(a).

(i)            “Assumed Permits” means the Permits set forth on Schedule 1.1(i).

(j)            “Assumed Warranty Obligations” means (i) the amount set forth on Schedule 1.1(j) for each product manufactured and shipped by the Business for or on behalf of IBM or Lenovo on or before the Closing that is returned to Buyer after the Closing pursuant to Section 13.2.1 of the Supply Agreement #4902RL1698, dated February 28, 2003, between IBM and Sanmina-SCI, Section 13.2.1 of the Supply Agreement #4905RL0274, dated April 29, 2005, between Lenovo and Sanmina-SCI or Section 13.2.1 of the Supply Agreement #4905RL0316, dated April 29, 2005, between Lenovo and Sanmina-SCI, as the case may be; and (ii) Damages (as defined in Section 9.1) incurred by Buyer in connection with Section 16.1(a) of the Supply Agreement #4902RL1698, dated February 28, 2003, between IBM and Sanmina-SCI, Section 16.1(a) of the Supply Agreement #4905RL0274, dated April 29, 2005, between Lenovo and Sanmina-SCI or Section 16.1(a) of the Supply Agreement #4905RL0316, dated April 29, 2005, between Lenovo and Sanmina-SCI, in each case with respect to products manufactured and shipped by the Business for or on behalf of IBM or Lenovo, as the case may be, on or before the Closing.

(k)           “Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets of such Person, including without limitation financial statements, Tax Returns, budgets, reliability and cost data, pricing guidelines, ledgers, journals, deeds, title policies, minute books and books, contracts, Permits, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

(l)            “Business” means building, configuring and assembling personal computers and servers and the related management, manufacturing (including but not limited to custom software downloading, asset tagging and custom labeling) and logistics and order fulfillment services as currently conducted in the ordinary course by Sellers for or on behalf of IBM and Lenovo using the Purchased Assets at the Facilities.

(m)          “Business Day” shall mean a day other than Saturday and Sunday or any day on which banks located in the State of California, the Republic of Hungary or the United Mexican States are authorized or obligated to close.

(n)           “Buyer’s Mexican Affiliate” means PCE Paragon Solutions (Mexico) S.A. de C.V., a wholly-owned subsidiary of Buyer duly organized and existing in accordance with Mexican Law and authorized by the Mexican Ministry of the Economy to operate in Mexico under maquila status in accordance with the Mexican IMMEX Decree.

(o)           “Business Intellectual Property” means Intellectual Property and Intellectual Property Rights owned by Sellers that are used in the operation of the Purchased Assets at the Facilities to conduct the Business in the ordinary course, other than the Excluded Intellectual Property.

(p)           “Buyer’s Environmental Liabilities” shall mean any Environmental Claim with respect to any of the following, except to the extent constituting Sellers’ Retained Environmental Liabilities: (i) the presence at any time after the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of any Facility Location occupied at any time by any of Sellers or Buyer in connection with the Business, or any other real property occupied at any time in the future in connection with the Business (“Facility Contamination”); (ii) the migration at any time after the Closing Date of any Facility Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted at any Facility Location after the

Closing Date, any other real property occupied at any time in the future in connection with the Business, or otherwise in connection with or to benefit the Business after the Closing Date(“Business Hazardous Materials Activities”); (iv) the exposure of any person to Facility Contamination or to Hazardous Materials in the course of or as a consequence of any Business Hazardous Materials Activities; (v) the violation of any Environmental Laws in connection with any Business Hazardous Materials Activities at any time after the Closing Date; and (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.

(q)           “Closing” means the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities, taking place at such place as Buyer and Sellers mutual agree, at 10:00 A.M. local time, on the Closing Date unless otherwise mutually agreed by Buyer and Sellers.

(r)            “Closing Net Asset Value Statement” means the statement setting forth the Closing Net Asset Value as of the Closing Date.

(s)           “Closing Date” means the date which is two (2) business days following the satisfaction or, if permitted pursuant to the terms of Article VII hereof, waiver of the conditions to Closing set forth in Article VII hereof, or at such other place and such other time or date as the parties hereto shall mutually agree.

(t)            “Closing Net Asset Value” means:

(i)            an amount equivalent to the book value of Inventories on the books of Sellers as of the Closing Date; plus

(ii)           an amount equivalent to the net book value of Fixed Assets on the books of Sellers as of the Closing Date; plus

(iii)          the Expensed Capital Items Amount; plus

(iv)          an amount equivalent to the book value of Prepaid Expenses on the books of Sellers as of the Closing Date; plus

(v)           an amount equivalent to the book value of Security Deposits on the books of Sellers as of the Closing Date; minus

(vi)          an amount equivalent to the book value of the Accrued Liabilities on the books of Sellers as of the Closing Date.

(u)           “Consents” has the meaning set forth in Section 3.4.

(v)           “Consigned Inventory” means all inventory of raw materials and work in process held by Sellers on behalf of a customer of the Business listed on Schedule 1.1(v).

(w)          “Contingent Consideration” has the meaning set forth in Section 2.12.

(x)            “Customer Purchase Order” means all purchase orders from customers of the Business to purchase products manufactured by or services provided by the Business.

(y)           “Definitive Agreements” means this Agreement, the Ancillary Agreements and the other the binding, detailed and definitive agreements to be executed between the Parties in respect of the Transaction.

(z)            “Employee” means each employee of Sellers who currently provides services solely or primarily to the Business in each case as set forth on Schedule 3.12.

(aa)         “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unnaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under Law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any benefit plan (including any 401(k) plan), employment agreement, vacation accrual or otherwise relating to an Employee and his or her employment with the Sellers.

(bb)         “Environmental Baseline” has the meaning set forth in Section 5.13.

(cc)         “Environmental Claim” shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person.

(dd)         “Environmental Laws” means all applicable Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, and similar foreign Laws all as amended at any time.

(ee)         “Epidemic Failure” occurs when (i) with respect to products manufactured for or on behalf of IBM, more than three and a half percent (3.5%) of the units manufactured during any thirty (30) day period for a particular product (i.e., a single part number) fail to perform as specified in the IBM Agreement due to a defect in manufacturing workmanship and the failure to perform has the same root cause and (ii) with respect to the units of any particular product manufactured for or on behalf of Lenovo, more than five (5%) of the units manufactured during any thirty (30) day period for a particular product (i.e., a single part number) fail to perform as specified in the Lenovo Agreement due to a defect in manufacturing workmanship and the failure to perform has the same root cause.

(ff)           “Excluded Assets” has the meaning set forth in Section 2.1(b).

(gg)         “Excluded Claim” means any litigation related to the DRAM business of Sellers.

(hh)         “Excluded Intellectual Property” means Intellectual Property and Intellectual Property Rights regarding (a) URLS, Domain Names and Trademarks; (b) Seller’s information technology (IT) systems used outside of the Business, including human resources and accounting systems, corporate intranet and other corporate networks and systems; (c) the products manufactured for customers at the Facilities, including the customer’s designs, schematics and specifications for such products and components and materials provided by customers or purchased from third parties for use in such products; (d) Intellectual Property and Intellectual Property Rights that are subject to the Excluded Agreements or are related to Excluded Assets that are not licensed to Buyer under the Intellectual Property License.

(ii)           “Excluded Liabilities” has the meaning set forth in Section 2.2(b).

(jj)           “Expensed Capital Items” means items on hand at any Facilities that are used in the Business, in each case as set forth in Schedule 1.1(jj).

(kk)         “Expensed Capital Items Amount” means $407,380.

(ll)           “Facilities” has the meaning set forth in Recital A.

(mm)       “Facility Location” means any real property occupied at any time for the operation of the Business, including, without limitation, the premises that are the subject of the Lease Assignment Agreements.

(nn)         “Facility Leases” has the meaning set forth in Section 3.8(a).

(oo)         “Fixed Assets” means all items of plant, equipment, machinery, tools, furniture and furnishings, office materials and supplies and other fixed assets listed or described in Schedule 1.1(oo) as of the Closing Date.

(pp)         “Governmental Body” means any:

(i)            nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii)           federal, provincial, state, local, municipal, foreign, or other government;

(iii)          governmental or quasi governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv)          multi national organization or body; or

(v)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(qq)         Intentionally left blank.

(rr)           “Hazardous Material” is any material, chemical, emission or substance that has been designated by any Governmental Body to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

(ss)         “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

(tt)           “Huntsville License Agreement” means the Huntsville License Agreement in the form attached hereto as Exhibit B.

(uu)         “IBM” means International Business Machines Corporation.

(vv)         “IBM Agreements” means Supply Agreement #4902RL1698, dated February 28, 2003, between IBM and Sanmina-SCI, as amended; Distribution and Technical Services Agreement #4901RL1688, dated January 31, 2002, between IBM and Sanmina-SCI; Statement of Work #4903RL0003, dated January 6, 2003, to Distribution and Technical Services Agreement #4901RL1688 between IBM and Sanmina-SCI; Statement of Work #4904RL0321, dated September 1, 2004, to Distribution and Technical Services Agreement #4901RL1688 between IBM and Sanmina-SCI; Participation Agreement #4903GK0002, dated February 18, 2003, between IBM UK, Ltd. and Sanmina-SCI UK Limited; and AMRS Hungary Statement of Work #4906UK0174, dated June 30, 2006, to AMRS Agreement #4903GK0002.

(ww)       “Indebtedness” of any Person means all monetary obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

(xx)          “Intellectual Property” means software, protocols, processes, test methodologies, schematics, specifications, documentation and other tangible embodiments of Intellectual Property and any media on which any of the foregoing is recorded.

(yy)         “Intellectual Property License Agreement” means that certain Intellectual Property License Agreement substantially in the form attached hereto as Exhibit D to be entered into by Buyer and the Sellers in substantially the same form at the Closing with respect to the license of certain Business Intellectual Property to Buyer for the conduct of Business following the Closing Date.

(zz)          “Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

(aaa)       “Inventories” means all inventories of raw materials, work in process and finished goods (i) held for use in products manufactured for or on behalf of IBM, listed on Schedule 1.1(aaa)(i), (ii) held for use in products manufactured for or on behalf of Lenovo, listed on Schedule 1.1(aaa)(ii), (iii) held for use in connection with the business conducted for on or behalf of IBM, listed on Schedule 1.1(aaa)(iii) and (iv) held for use in connection with the business conducted for or on or behalf of Lenovo, listed on Schedule 1.1(aaa)(iv).

(bbb)      “knowledge” and other similar phrases when used in reference to Sellers means the actual knowledge of (i) Michael Missios, (ii) Steven H. Jackman, (iii) Michael Delgado and (iv) the following members of management of the Business who report directly to Michael Missios including, but not limited to, : James Campbell, George Griffith, Shelia Ponder, Anca Thompson and Theodore Wilson.  The foregoing notwithstanding, the fact that information is contained in the electronic or documentary records or files maintained by such individuals, stored on the computers or servers maintained by such individuals or contained in any emails received by such individuals shall not create the presumption that such individuals possess actual knowledge.

(ccc)       “Law” means any law, statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law of the United States, any foreign country or foreign state, county, city or other political subdivision or of any Governmental Body.

(ddd)      Intentionally left blank.

(eee)       “Lenovo” means Lenovo Group Ltd.

(fff)         “Lenovo Agreements” means the Supply Agreement #4905RL0274, dated April 29, 2005, between Lenovo and Sanmina-SCI; Supply Agreement #4905RL0316, dated April

29, 2005, between Lenovo and Sanmina-SCI; Distribution and Technical Services Agreement #4905RL0262, dated May 26, 2005, between Lenovo and Sanmina-SCI; Statement of Work #4903RL0315, dated May 26, 2005, to Distribution and Technical Services Agreement #4905RL0262 between Lenovo and Sanmina-SCI; Agreement # 4906L10041, dated February 25, 2006, between Lenovo Singapore and Sanmina-SCI Hungary; and AMRS Hungary Statement of Work #4906L10042, dated February 28, 2006, to AMRS Agreement #4906L10041.

(ggg)      “Liability” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

(hhh)      “Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic’s, materialmen’s, and similar liens with respect to any amounts not yet due and payable, and (b) customary liens for Taxes not yet due and payable.

(iii)          “Material Adverse Effect” means any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance or condition (financial or otherwise) of such Party which is material to Purchased Assets and the Business, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered:  (a) changes in Laws, rules or regulations of general applicability or interpretations thereof by governmental entities, (b) changes that result from conditions generally affecting the United States economy or the world economy, (c) changes that result from conditions generally affecting the electronics contract manufacturing services industry, (d) changes that result from the announcement, pendency or occurrence of the termination, transition or winding down at any time prior to or after the Closing of the Business conducted by Sellers for or on behalf of Lenovo prior to the Closing or the Business that is to be conducted by Buyer on or behalf of Lenovo after the Closing (the “Lenovo Transition”), (e) changes that result from the announcement, pendency or occurrence of the termination, transition or winding down of the Excluded Business, (f) changes that result from the announcement, pendency or occurrence of the termination, transition or winding down at any time prior to or after the Closing of the Business conducted by Sellers for or on behalf of IBM prior to the Closing, (g) changes that result from the announcement and the pendency of this Agreement and the transactions contemplated hereby.

(jjj)          “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(kkk)       “Order” means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental Body (in each such case whether preliminary or final).

(lll)          “Permit” shall mean the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and any Governmental Body, and any pending applications relating to the foregoing.

(mmm)    “Permitted Liens” means any (i) liens for taxes and other similar governmental charges and assessments which are not yet delinquent or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; and (iii) such imperfections of title and Liens, if any, which do not interfere with the present use of, in any material respect, assets subject thereto.

(nnn)      “Person” means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

(ooo)      “Personal Property Leases” means all rights of Sellers in, to or under (A) the leases or subleases of tangible personal property listed on Schedule 1.1(ooo)(i) as to which any Seller is the lessor or sublessor and (B) the leases of tangible personal property listed on Schedule 1.1(ooo)(ii) as to which any Seller is the lessee or sublessee, together with any options to purchase the underlying property.

(ppp)      “Phase I” has the meaning set forth in Section 5.13(a).

(qqq)      “Phase II” has the meaning set forth in Section 5.13(b).

(rrr)         “Preliminary Net Asset Value Statement” means a statement setting forth Sellers’ estimate of the Preliminary Net Asset Value as of the Closing Date.

(sss)       “Preliminary Net Asset Value” means:

(i)            an amount equivalent to the book value of Inventories on the books of Sellers; plus

(ii)           an amount equivalent to the net book value of Fixed Assets on the books of Sellers; plus

(iii)          the Expensed Capital Items Amount; plus

(iv)          an amount equivalent to the book value of Prepaid Expenses on the books of Sellers; plus

(v)           an amount equivalent to the book value of Security Deposits on the books of Sellers; minus

(vi)          an amount equivalent to the book value of the Accrued Liabilities on the books of Sellers.

(ttt)         “Prepaid Expenses” means all prepaid expenses listed on Schedule 1.1(ttt).

(uuu)      “Purchase Order” means Customer Purchase Orders and Supplier Purchase Orders.

(vvv)      “Purchase Price” means an amount equal to the Preliminary Net Asset Value (as adjusted pursuant to Section 2.4) (the “Preliminary Net Asset Value Amount”) plus a premium amount of [(*)].  All payment amounts expressed in this Agreement are in U.S. dollars.

(www)    “Purchased Assets” has the meaning set forth in Section 2.1(a).

(xxx)        “Raleigh Sublease Agreement” means the Raleigh Sublease Agreement in the form attached hereto as Exhibit A.

(yyy)      Intentionally left blank.

(zzz)        “Representatives” means, with respect to a Person, that Person’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

(aaaa)     “SSCI Mexico Imported Inventory” means the raw materials, work-in-progress, finished goods, spare parts, expendable supplies and other supplies that are saleable, usable or held exclusively in connection with or related exclusively to the business of the Guadalajara Facility, imported temporarily into Mexico for such purpose, which includes the items set forth in Schedule 1.1(aaaa) hereto.  The SSCI Mexico Imported Inventory was originally purchased outside of Mexico and has been bailed with SSCI Mexico under a maquila agreement entered into between SSCI Mexico and Sanmina-SCI USA (“SSCI Mexico/Sanmina-SCI USA Maquila Agreement”) subject to the terms and conditions of SSCI Mexico’s IMMEX Program, pursuant to which such items have been temporarily imported into Mexico by SSCI Mexico (in-bond) and is physically located at the Guadalajara Facility.

(bbbb)    “SSCI Mexico Imported Machinery and Equipment” means all of the machinery and equipment held and/or used exclusively in connection with or related exclusively to the Business at the Guadalajara Facility, which are currently located at the Guadalajara Facility, having been bailed with SSCI Mexico by Sanmina-SCI USA under SSCI’s IMMEX Program or which were purchased by SSCI Mexico, and which include the following:

(1)           the Assets described in Schedule 1.1(bbbb)(i) hereto, which were purchased outside of Mexico (or are deemed by Mexican Law to have been purchased outside of Mexico) by Sanmina-SCI USA and have been temporarily imported into Mexico by SSCI Mexico under SSCI Mexico’s IMMEX Program (imported in-bond, with title remaining vested in Sanmina-SCI USA) (“Sanmina-SCI USA’s Mexico Imported Assets”);

* Information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(2)           the Assets described in Schedule 1.1(bbbb)(ii) hereto, which were purchased outside of Mexico (or are deemed by Mexican Law to have been purchased outside of Mexico) and have been temporarily imported into Mexico by SSCI Mexico under SSCI Mexico’s IMMEX Program (imported in-bond, with title vested in SSCI Mexico) (“SSCI Mexico’s Temporarily Imported Assets”);

(3)           the Assets described in Schedule 1.1(bbbb)(iii) hereto, which are not presently covered by the SSCI Mexico’s IMMEX Program and were purchased outside of Mexico (or are deemed by Mexican Law to have been purchased outside of Mexico) and definitively imported into Mexico by SSCI Mexico (with title vested in SSCI Mexico) (“SSCI Mexico’s Definitively Imported Assets”); and

(4)           the Assets described in Schedule 1.1(bbbb)(iv) hereto, which are not covered by the SSCI’s IMMEX Program, but were purchased in Mexico through other than a “first hand sale”, as defined under applicable Mexican customs law or regulation (with title vested in SSCI Mexico) (“SCI Mexico’s Assets Purchased in Mexico”).

(cccc)     “Security Deposit” means all security deposits deposited by or on behalf of Sellers as lessee or sublessee under the leases for the Personal Property Leases, as well as all security deposits associated with Facility Leases assigned to Buyer under the Lease Assignment Agreements in each case as set forth in Schedule 1.1(cccc).

(dddd)    “Seller Records” means all Books and Records of Sellers relating to the Purchased Assets and necessary for the conduct of the Business at the Closing, other than Books and Records of Sellers concerning trade secrets or other confidential information of Sellers, privileged information, internal financial statements and related information or records not solely related to the Purchased Assets or used exclusively for the conduct of the Business at the Closing and other than files and records of Employees or related human resource matters prior to the Closing;

(eeee)     “Sellers’ Retained Environmental Liabilities” shall mean any Environmental Claim originated or caused by any Person other than Buyer or its Affiliates with respect to any of the following: (i) the presence on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of any Facility Location (“Pre-Existing Contamination”); (ii) the migration prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on any Facility Location prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the Business (“Pre-Closing Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Company or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date (other than violations of Environmental Laws that arise from changes in Environmental Laws after the Closing Date); and (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.

(ffff)        “Supplier Purchase Order” means any purchase order to purchase material, components and other supplies to be acquired by Sellers.

(gggg)    Intentionally left blank.

(hhhh)    “Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

(iiii)         “Transition Services Agreement” means that certain Transition Services Agreement substantially in the form attached hereto as Exhibit D to be entered into by Buyer and Sellers at the Closing with respect to the provision of certain transition services with respect to the Business following the Closing Date.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.3 hereof), Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) shall purchase from Sellers, and Sellers shall irrevocably sell, convey, transfer, assign and deliver to Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer), the Purchased Assets (as defined in Section 2.1(a) hereof) free and clear of all Liens (other than Permitted Liens).

(a)           Definition of Purchased Assets.  For all purposes of and under this Agreement, the term “Purchased Assets” shall mean, refer to and include all of Sellers’ right, title and interest in and to all of the following tangible and intangible assets, properties and rights to the extent owned, used or held for use by Sellers as of the Closing (but specifically excluding the Excluded Assets (as defined in Section 2.1(b) hereof)):

(i)            all Inventories;

(ii)           all Fixed Assets;

(iii)          all Expensed Capital Items;

(iv)          all Prepaid Expenses;

(v)           all Security Deposits.

(vi)          all Personal Property Leases;

(vii)         all Seller Records;

(viii)        all rights under any Assigned Contracts; and

(ix)           all rights under any Assumed Permits.

(b)           Definition of Excluded Assets.  Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term “Purchased Assets” shall not mean, refer to or include the following (collectively, the “Excluded Assets”) to the extent owned, used or held for use by Sellers as of the Closing:

(i)            cash, cash equivalents, investments in cash, securities or otherwise and all of Sellers’ bank accounts;

(ii)           all refunds of Taxes with respect to Taxes paid or accrued by Sellers and not reimbursed or paid by Buyer;

(iii)          all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) to the extent attributable to the Excluded Agreements, Excluded Assets or the Excluded Liabilities;

(iv)          all rights of the Sellers under this Agreement and any Ancillary Agreements, or any other agreement, certificate, instrument or other document executed and delivered by Sellers or Buyer in connection with the Transaction or any side agreement between the Sellers and Buyer entered into on or after the date hereof;

(v)           all Books and Records of Sellers which relate to the Taxes, Excluded Agreements or Excluded Assets; provided, however that, Sellers agree that they shall provide Buyer with copies of, or reasonable access to, such Books and Records to the extent that any such Books and Records (i) relate to any of the Business, the Purchased Assets or Assumed Liabilities; and (ii) do not reflect confidential information or privileged materials;

(vi)          all accounts receivable and all notes, bonds and other evidences of Indebtedness, and all security agreements related thereto, including any rights with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith;

(vii)         all Intellectual Property and Intellectual Property Rights of Sellers, including software, web sites and the trade name Sanmina-SCI and derivatives thereof and logos associated therewith and all related trademarks and service marks, and software licenses.

(viii)        all rights and licenses to Intellectual Property and Intellectual Property Rights under the Excluded Agreements, including third party software licenses.

(ix)           all assets other than Purchased Assets, including but not limited to land, buildings, leasehold improvements, information technology systems, hardware and software (and other related intellectual property);

(x)            all capital stock, options and other securities of Sellers, and all corporate minutes and stock books of account of Sellers, blank stock certificates, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals and other documents relating to the organization, maintenance and existence of Sellers as corporations or other entities;

(xi)           all agreements and contracts to which any of the Sellers is a party or is bound or to which any of its assets are subject that are not Assigned Contracts; and

(xii)          all assets or rights that relate to the Multiemployer Plan of Sellers, all Books and Records relating to the Employees of Sellers as of the Closing;

(xiii)         all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature to the extent attributable to the Excluded Claims.

2.2           Assumption of Liabilities.  Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) shall assume from Sellers, and Sellers shall irrevocably convey, transfer and assign to Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer), all of the Assumed Liabilities (as defined in Section 2.2(a) hereof).  Buyer shall not assume any liabilities of Sellers pursuant hereto, other than the Assumed Liabilities.

(a)           Definition of Assumed Liabilities.  For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include the following Liabilities of the Sellers (but specifically excluding the Excluded Liabilities (as defined in Section 2.2(b) hereof)):

(i)            all Liabilities under the Assigned Contracts arising after the Closing Date;

(ii)           all Liabilities under Assumed Permits arising after the Closing Date;

(iii)          all Liabilities related to the Purchased Assets or the operation of the Business to the extent arising from or related to any facts or circumstances occurring on or after the Closing Date;

(iv)          except as set forth in Section 5.9, all Liabilities relating to Employees that are hired by Buyer for actions that occur on or after the date of hire;

(v)           all Buyer’s Environmental Liabilities;

(vi)          all Accrued Liabilities; and

(vii)         all Assumed Warranty Obligations.

(b)           Definition of Excluded Liabilities.  Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term “Assumed Liabilities” shall not mean, refer to or include the following (collectively, “Excluded Liabilities”):

(i)            all Liabilities relating to agreements not assumed by Buyer (the “Excluded Agreements”);

(ii)           any and all Liabilities or obligations of Sellers arising from the breach by a Seller of any term, covenant or provisions of any of the Assigned Contracts prior to the Closing;

(iii)          subject to Section 2.7, all Liabilities for Taxes of Sellers or Taxes attributable to the ownership or operation of the Purchased Assets for any taxable period (or portion of any period) ending on or prior to the Closing Date;

(iv)          all Liabilities of Sellers under the Definitive Agreements or any other certificate, instrument or other agreement entered into by the Parties in connection with the Transaction;

(v)           except as set forth in Section 2.2(a), all Employment Liabilities and all Liabilities arising under or with respect to any Pension Plan;

(vi)          all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions and any other expenses incurred by Sellers in connection with the Transaction;

(vii)         all Liabilities for or related to Indebtedness of the Sellers, on its own behalf or on behalf of other Persons, to banks, financial institutions or other Persons with respect to borrowed money, and including any accrued interest payable in respect thereof;

(viii)        all Liabilities of Sellers with respect to accounts payable;

(ix)           all Liabilities that are attributable to any of the Excluded Assets;

(x)            Sellers’ Retained Environmental Liabilities; and

(xi)           all Liabilities other than Assumed Liabilities.

2.3           Closing.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at such place as Buyer and Sellers mutually agree, at 10:00 A.M. local time, on the Closing Date unless otherwise mutually agreed by Buyer and Sellers.

(a)           As soon as practicable following the date hereof and at all times until the Closing of the purchase by Buyer of the Purchased Assets and the assumption of the Assumed Liabilities, Buyer and Sellers shall cooperate in good faith to (i) formulate and effect a plan and closing schedule for the transfer of the Purchased Assets and the Business to Buyer (or a company designated by Buyer) pursuant to this Agreement, and (ii) identify the Purchased Assets to be purchased by Buyer pursuant to this Agreement at the Closing, and (iii) identify the Assumed Liabilities to be assumed by Buyer pursuant to this Agreement at the Closing.

(b)           At least ten (10) Business Days prior to the Closing Date (unless the Buyer and the Sellers agree to a shorter period), Sellers shall furnish to Buyer the Preliminary Net Asset Value Statement.

(c)           At the Closing, on the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Purchased Assets by Sellers to Buyer, Buyer shall pay to Sellers the Purchase Price by wire transfer of immediately available funds in United States dollars to such account or accounts as Sellers may direct by written notice delivered to Buyer by Sellers at least two (2) Business Days prior to the Closing Date.

(d)           At the Closing, and simultaneously with the payment of the Purchase Price, (i) Sellers shall assign and transfer to Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) good and valid title in and to the Purchased Assets (free and clear of all Liens, other than Permitted Liens) by delivery of a General Assignment and Bill of Sale in form and substance reasonably acceptable to Buyer and Sellers (the “General Assignment”), duly executed by Sellers; and such other instruments of conveyance, assignment and transfer as Buyer shall reasonably request, in form and substance reasonably acceptable to Buyer and Sellers, as shall be effective to vest in Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) good and valid title to the applicable Purchased Assets as contemplated by this Agreement (the General Assignment and the other instruments being collectively referred to herein as the “Assignment Instruments”); and (ii) Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) shall assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of an Assumption Agreement in form and substance reasonably acceptable to Sellers and Buyer (the “Assumption Agreement”), duly executed by Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) and such other instruments of assumption as the Sellers shall reasonably request, in form and substance reasonably acceptable to Sellers and Buyer, as shall be effective to cause Buyer (or a wholly-owned subsidiary of Buyer as designated by Buyer) to assume the Assumed Liabilities as and to the extent provided in Section 2.2(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the “Assumption Instruments”).  At the Closing, there shall also be delivered to Sellers and Buyer the certificates and other contracts, documents and instruments required to be delivered pursuant to Article VII hereof.

2.4                                Post Closing Purchase Price Adjustments

(a)                                  Preparation of Closing Net Asset Value Statement.  As soon as reasonably practicable after the Closing Date, Sellers shall prepare and deliver to Buyer at Sellers’ expense an unaudited Closing Net Asset Value Statement indicating the

Closing Net Asset Value as of the Closing Date (the “Closing Net Asset Value Statement”).  The date Sellers deliver the Closing Net Asset Value Statement shall be referred to as the “Notice Date”.  Buyer shall reasonably cooperate with Sellers to enable the preparation of the Closing Net Asset Value Statement including but not limited to providing Sellers information related to the Business and making Employees of the Business available to Sellers as Sellers deem reasonably necessary for the preparation of the Closing Net Asset Value Statement.

(b)           Verification.  As soon as reasonably practicable after the Notice Date (but not later than thirty (30) days after the Notice Date), Buyer shall verify that the Closing Net Asset Value is accurately reflected on the Closing Net Asset Value Statement (the “Verification”).  Sellers shall reasonably cooperate with Buyer to enable Buyer to perform the Verification.

(c)           Review of Preliminary Closing.  Buyer shall be given full access, during regular business hours, to the relevant records and working papers used by Sellers to prepare the Closing Net Asset Value Statement for the purpose of conducting the Verification in relation to the Closing Net Asset Value Statement.  If Buyer believes that any changes are required to be made to the Closing Net Asset Value Statement and the Closing Net Asset Value due to differences between the Closing Net Asset Value Statement and the results of the Verification (a “Material Uncertainty”), Buyer shall, within thirty (30) days following the Notice Date (the “Dispute Period”), give written notice to Sellers (a “Dispute Notice”) of any such Material Uncertainty, describing the Material Uncertainty and the basis for the Material Uncertainty in reasonable detail.  The Closing Net Asset Value Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have timely delivered a Dispute Notice to Sellers during the Dispute Period.

(d)           Disputes.  Disputes between Buyer and Sellers relating to the Closing Net Asset Value Statement that cannot be resolved by them within thirty (30) days after receipt by Sellers of a Dispute Notice shall be referred for arbitration to an independent accounting firm that has not provided audit services to any Party or any of its subsidiaries or affiliates in the three years prior to the date of such referral and that none of the Parties or any of its subsidiaries or affiliates intend to engage such accountants to provide audit services in the foreseeable future, and reasonably agreed upon by the Parties for arbitration (the “Independent Accountant”) with respect to the Dispute Notice.  The Independent Accountant will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within forty-five (45) days following the date of referral.  The Independent Accountant determination hereunder shall be limited to determining the Closing Net Asset Value.  The Independent Accountant will not have the authority to alter or vary this Agreement.  The decision of the Independent Accountant will be final and binding upon the Parties.  The engagement of the Independent Accountant shall be paid one-half by Sellers and one-half by Buyer.  The Closing Net Asset Value and the Closing Net Asset Value Statement as adjusted by the Independent Accountant in accordance with this Section 2.4(d), shall be final and binding on the parties.  The foregoing notwithstanding, if the amount in dispute under this Section 2.4(d) is or is reasonably likely to be more than Four Million Dollars ($4,000,000), either Sellers or Buyer may pursue a court action with respect to such claims in accordance with Section 11.10.  If an Independent Accountant is engaged to resolve a dispute in accordance with this Section 2.4(d), it is understood and agreed that the decision of the Independent Accountant shall not be subject to judicial review by any court or tribunal under any circumstances whatsoever and the Parties hereby expressly waive any right to appeal or otherwise seek judicial review of any decision of the Independent Accountant under this Section 2.4(d).

(e)           Final Closing Net Asset Value Statement.  The Closing Net Asset Value and the Closing Net Asset Value Statement shall become final with respect to all or any portion thereof, and binding upon Buyer and Sellers upon the earlier of (i) the failure by Buyer to timely object to all or any portion thereof during the Dispute Period, (ii) an agreement between Buyer and Sellers with respect thereto, or (iii) the decision by the Independent Accountant with respect to any disputed matters pursuant to Section 2.4(d).  The Closing Net Asset Value and the Closing Net Asset Value Statement as finally determined under this Section 2.4(e), shall be referred to herein as the “Final Closing Net Asset Value Statement” and the “Final Closing Net Asset Value,” respectively.

(f)            Adjustments.

(i)            If the Final Closing Net Asset Value as reflected in the Final Closing Net Asset Value Statement is less than the Preliminary Net Asset Value as reflected in the Preliminary Net Asset Value Statement, then the difference between the Preliminary Net Asset Value and the Final Closing Net Asset Value shall be payable by the Sellers to Buyer in immediately available funds pursuant to Section 2.4(g).

(ii)           If the Final Closing Net Asset Value as reflected in the Final Closing Net Asset Value Statement is greater than the Preliminary Net Asset Value as reflected in the Preliminary Net Asset Value Statement, then the difference between the Preliminary Net Asset Value and the Final Closing Net Asset Value shall be payable by Buyer to the Sellers in immediately available funds pursuant to Section 2.4(g).

(g)           Payments of Adjustments.  As soon as practicable (but not more than ten (10) Business Days) after all or any portion of a Closing Net Asset Value shall become final and binding pursuant to Section 2.4(e) hereof, Buyer or Sellers, as the case may be, shall make the payment contemplated by Section 2.4(f) in respect of all or such portion of such Closing Net Asset Value that has become final and binding (it being the intention of the parties that the payment of all undisputed amounts set forth in the Final Closing Net Asset Value Statement  that become final and binding pursuant to Section 2.4(e) shall not be contingent upon the resolution of any disputed amounts set forth in such Final Closing Net Asset Value Statement ).

2.5           Post Closing.  No later than thirty (30) calendar days after the Closing:

(a)           SSCI Mexico Virtual Transfer.  Buyer shall cause Buyer’s Mexican Affiliate to conduct all formalities and obtain all approvals necessary to legally allow SSCI Mexico to transfer virtually to the Buyer’s Mexican Affiliate (i) the SSCI Mexico Imported Inventory, (ii) Sanmina-SCI USA’s Mexico Imported Assets, and (iii) SSCI Mexico’s Temporarily Imported Assets, for which purpose SSCI Mexico shall previously deliver to the Buyer’s Mexican Affiliate the commercial invoices and export manifests (“pedimentos”) covering such Assets, thereby allowing SSCI Mexico to discharge its corresponding temporary import manifests (“pedimentos”), which shall be substituted by temporary import manifests (“pedimentos”) in which Buyer’s Mexican Subsidiary shall appear as importer of record and meet all requirements of Mexican customs and tax laws and regulations, certified copies of which temporary import manifests shall be delivered to SSCI Mexico.

(b)           Mexico Sales Invoices.  SSCI Mexico shall deliver to Buyer’s Mexican Affiliate one or more sales invoices covering the SSCI Mexico’s Definitively Imported Assets and SSCI Mexico’s Purchased Assets in Mexico, which invoices shall meet all formal requirements established in Mexican Laws and regulations.

(c)           Mexico Competition Notice of Closing.  SSCI Mexico and Buyer’s Mexican Affiliates shall jointly notify the Mexican Federal Competition Commission of the fact that the Closing has taken place.

2.6           Prorations.  Except as otherwise provided for in this Agreement, the following prorations relating to the Purchased Assets and the ownership and conduct of the Business shall be made as of the Closing Date, with Sellers liable to the extent such items relate to any time period up to the Closing Date, and Buyer liable to the extent such items relate to periods beginning at and immediately after the applicable Closing Date:

(a)           governmental property or similar taxes or levys on or with respect to the Purchased Assets; and

(b)           rents, additional rents, operating expense pass throughs, Taxes and other items payable by Seller under any Personal Property Leases.

Except as otherwise provided in this Agreement or as otherwise agreed by the Parties, the net amount of all such pro rations will be settled and paid on the Closing Date.

2.7           Taxes.  Buyer shall bear any sales, use, value-added, goods and services, gross receipts, excise, registration, stamp duty or other similar taxes or governmental fees arising out of the transfer of the Purchased Assets to Buyer pursuant hereto (“Transfer Taxes”).

(a)           Straddle Period Taxes.  In the case of any real or personal property taxes or any similar ad valorem taxes attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and the Sellers on a per diem basis.  The party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law and the other party shall promptly reimburse the first party for its share of such Straddle Period Taxes.

(b)           Tax Returns.  To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any governmental authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding related to Taxes.

2.8           Nontransferable Assets.  To the extent that any Purchased Asset or Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Body), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers.  If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Liabilities pursuant hereto, Sellers and Buyer shall cooperate in a mutually agreeable arrangement and use reasonable diligent efforts to provide Buyer with the benefits and assume the obligations of such Purchased Assets and Assumed Liabilities in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Sellers, at Buyer’s expense, would enforce for the benefit of Buyer, with Buyer assuming all of the Sellers’ obligations thereunder, any and all rights of the Sellers against a third party thereto; provided that in no event shall Sellers be required to make a cash payment to a third-party (other than as required under any agreement with such third-party) or to Buyer in connection with its obligations under this Section 2.8.  Buyer agrees to reasonably cooperate with Sellers and supply relevant information to such party or parties or such third-party in order to assist the Sellers in their obligations under this Section 2.8.

2.9           Taking of Necessary Action; Further Action.  From time to time after the Closing Date, at the request of any Party hereto and at the expense of such Party, the Parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as Buyer or Sellers may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Purchased Assets or the Assumed Liabilities pursuant to this Agreement, to put Buyer in actual possession and operating control of such Purchased Assets as contemplated by this Agreement and to assist Buyer in exercising all rights with respect thereto.  In the event of a breach of Section 3.9(a) hereof, the Parties shall promptly amend the Intellectual Property License such that the “Licensed Intellectual Property” shall include the respective item of Business Intellectual Property that is required for the ordinary day-to-day conduct of the Business by Buyer.

2.10         Allocation of Purchase Price Consideration.  The sum of the Purchase Price and the Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be allocated among the Purchased Assets as of the Closing Date in accordance with Schedule 2.10, which shall be delivered by the Sellers three (3) business days prior to the Closing Date and shall be reasonably acceptable to Buyer.  Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities under Section 2.4 of this Agreement or otherwise (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be reflected by Sellers in the allocation hereunder in a manner consistent with Section 1060 of the Code and the regulations thereunder.  For all Tax purposes, Buyer and Sellers agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Schedule 2.10, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any related litigation, or other related dispute.

2.11         Schedules.  Except as otherwise set forth in this agreement, the schedules to this Agreement shall be delivered as follows:

(a)           Signing Schedules.  Upon the execution of this Agreement, Sellers shall deliver to Buyer the following schedules dated as of November 24, 2007, with the exception of Schedule 1.1(v) and Schedules 1.1(aaa)(iii) and (iv), each of which shall be dated as of January 19, 2008:

(i)

Schedule 1.1(a) (Accrued Liabilities);

(ii)

Schedule 1.1(g) (Assigned Contracts);

(iii)

Schedule 1.1(i) (Assumed Permits);

(iv)

Schedule 1.1(j) (Assumed Warranty Obligations);

(v)

Schedule 1.1(v) (Consigned Inventories);

(vi)

Schedule 1.1(jj) (Expensed Capital Items);

(vii)

Schedule 1.1(oo) (Fixed Assets);

(viii)

Schedule 1.1(aaa)(i), (ii) (iii) and (iv) (Inventories);

(ix)

Schedule 1.1(ooo)(i) (Personal Property Leases (Sellers as lessor));

(x)

Schedule 1.1(ooo)(ii) (Personal Property Leases (Sellers as lessee));

(xi)

Schedule 1.1(ttt) (Prepaid Expenses);

(xii)

Schedule 1.1(aaaa) (SSCI Mexico Imported Inventory);

(xiii)

Schedule 1.1(bbbb)(i) (Sanmina-SCI USA’s Mexico Imported Assets);

(xiv)

Schedule 1.1(bbbb)(ii) (SSCI Mexico’s Temporarily Imported Assets);

(xv)

Schedule 1.1(bbbb)(iii) (SSCI Mexico’s Definitively Imported Assets);

(xvi)

Schedule 1.1(bbbb)(iv) (SCI Mexico’s Assets Purchased in Mexico); and

(xvii)

Schedule 1.1(cccc) (Security Deposits).

(b)           Preliminary Schedules.  In connection with and at the same time as the delivery of the Preliminary Net Asset Value Statement, Sellers shall deliver to Buyer the Updated Schedules (as defined below) as of a recent practicable date and, in any event, within thirty (30) days prior to the Closing Date.  The “Updated Schedules” means:

(i)

Schedule 1.1(a) (Accrued Liabilities);

(ii)

Schedule 1.1(v) (Consigned Inventories);

(iii)

Schedule 1.1(jj) (Expensed Capital Items);

(iv)

Schedule 1.1(oo) (Fixed Assets);

(v)

Schedule 1.1(aaa)(i), (ii) (iii) and (iv) (Inventories);

(vi)

Schedule 1.1(aaaa) (SSCI Mexico Imported Inventory);

(vii)

Schedule 1.1(bbbb)(i) (Sanmina-SCI USA’s Mexico Imported Assets);

(viii)

Schedule 1.1(bbbb)(ii) (SSCI Mexico’s Temporarily Imported Assets);

(ix)

Schedule 1.1(bbbb)(iii) (SSCI Mexico’s Definitively Imported Assets);

(x)

Schedule 1.1(bbbb)(iv) (SCI Mexico’s Assets Purchased in Mexico); and

(xi)

Schedule 1.1(cccc) (Security Deposits).

(c)           Closing Schedules.  In connection with the delivery of the Closing Net Asset Value Statement, Sellers shall deliver to Buyer the Updated Schedules as of the Closing Date.

2.12         Contingent Consideration

(a)           Amount of Contingent Consideration.  As additional consideration in connection with the Transaction (the “Contingent Consideration”), subject to adjustment pursuant to Section 5.9(h):

(i)        Buyer shall pay to Sellers an aggregate amount equal to 0.01 multiplied by the Lenovo Systems BTO/CTO Business Revenue earned during the Measurement Period.

(ii)       Buyer shall pay to Sellers an aggregate amount equal to 0.2 multiplied by the Lenovo Logistics Business Revenue earned during the Measurement Period provided that Buyer records gross margin of at least 20% (in accordance with U.S. GAAP as consistently applied by Sellers with respect to the Business prior to Closing in the preparation of Sellers’ annual and quarterly financial statements) with respect to logistics services performed for or on behalf of Lenovo at Szekesfehervar Facility, the Raleigh Facility and the Australia Facility during the Measurement Period.

(b)           Contingent Consideration Definitions.

(i)        “Lenovo Systems BTO/CTO Business Revenue” means revenue recorded by Buyer (in accordance with U.S. GAAP as consistently applied by Sellers with respect to the Business prior to Closing in the preparation of Sellers’ annual and quarterly financial statements) with respect to the sales of products and services that are manufactured or performed for or on behalf of Lenovo at Szekesfehervar Facility and the Raleigh Facility during the Measurement Period.

(ii)       “Lenovo Systems Logistics Business Revenue” means revenue recorded by Buyer (in accordance with U.S. GAAP as consistently applied by Sellers with respect to the Business prior to Closing in the preparation of Sellers’ annual and quarterly financial statements) with respect to logistics services performed for or on behalf of Lenovo at the Szekesfehervar Facility, the Raleigh Facility and the Australia Facility during the Measurement Period.  In the event Sellers continue to conduct the logistics systems business for Lenovo at Sellers’ facility in Tatabanya, Hungary (the “Tatabanya Facility”) as of immediately prior to the Closing Date and the Parties intend that Buyer shall continue to operate such business at the Tatabanya Facility following the Closing Date, the Parties hereby agree to amend the agreement such that the Lenovo Systems Logistics Business Revenue includes revenue recorded by Buyer (in accordance with U.S. GAAP as consistently applied by Sellers with respect to the Business prior to Closing in the preparation of Sellers’ annual and quarterly financial statements) with respect to logistics services performed for or on behalf of Lenovo at the Tatabanya Facility.  For the avoidance of doubt, Lenovo Systems Logistics Business Revenue does not include actual pass-through material costs (regardless of whether such material has been purchased by Sellers.)

(iii)      “Measurement Period” means the period beginning on the day following the Closing Date and ending on the one year anniversary of the Closing Date; provided, however, that in the event Buyer terminates all sales of products and services that are manufactured or performed for or on behalf of Lenovo at the Szekesfehervar Facility and/or Buyer terminates all logistics services performed for or on behalf of Lenovo at the Szekesfehervar Facility, the Raleigh

Facility and the Australian Facility earlier than the one year anniversary of the Closing Date (a “Lenovo Termination”) the Measurement Period shall end for the respective business on the date of such termination.

(c)           Quarterly Reports.  Within fifteen (15) days following the completion of each fiscal quarter of Buyer following the Closing Date, Buyer shall deliver to Sellers a schedule setting forth a computation of the Contingent Consideration earned during such fiscal quarter and a copy of the financial information used in making such computation (each, a “Quarterly Report”).

(d)           Determination of Contingent Consideration; Dispute Resolution.  Within thirty (30) days following the completion of the Measurement Period, Buyer shall deliver to Sellers a schedule (the “Computation Schedule”) setting forth the computation of the aggregate Contingent Consideration for the Measurement Period and a copy of the financial information used in making such computation (the “Measurement Period Report”).  The Measurement Period Report shall be consistent with the Quarterly Reports for the periods covered by such Quarterly Reports.  Buyer shall provide Sellers reasonable access to Buyer’s designated employees, books and records of Buyer as Sellers may reasonably request in order to verify such amounts.  Buyer’s computation of any payment under this Section 2.12(d) shall be conclusive and binding upon the parties hereto unless, within forty-five (45) days following Sellers’ receipt of the Measurement Period Report (the “Dispute Period”), Sellers notify Buyer in writing that they disagree with Buyer’s computation of the Contingent Consideration (a “Contingent Consideration Dispute Notice”).

If Sellers deliver a Contingent Consideration Dispute Notice to Buyer, the parties shall attempt in good faith to reach a resolution of such disagreement.  If such disagreement is not resolved within thirty (30) days after delivery of Sellers’ Contingent Consideration Dispute Notice to Buyer, Independent Accountants agreed to by Buyer and Sellers shall be directed to compute the amount of the Contingent Consideration as promptly as practicable and such computation shall be binding upon the parties hereto.  The expenses of such Independent Accountants in connection with the calculation of the Contingent Consideration in response to a Contingent Consideration Dispute Notice by Sellers shall be borne equally by Buyer and Sellers.  The foregoing notwithstanding, if the amount of Contingent Consideration in dispute under Section 2.12 is or is reasonably likely to be more than Four Million Dollars ($4,000,000), either Sellers or Buyer may pursue a court action with respect to such claims in accordance with to Section 11.10.

(e)           Final and Binding.  If Sellers do not deliver to Buyer a Contingent Consideration Dispute Notice during the Dispute Period, the Computation Schedule shall be final and binding upon the termination of the Dispute Period.  If Sellers deliver to Buyer a Contingent Consideration Dispute Notice during the Dispute Period, the Computation Schedule shall be final and binding at such time as Buyer and Sellers agree that the Computation Schedule shall be final and binding or, if Independent Accountants are engaged to resolve a dispute, upon a final and binding determination by such Independent Accountants.

(f)            Payment.

(i)            If the final and binding Contingent Consideration pursuant to Section 2.12(e) is greater than the final and binding Aggregate Severance Payment pursuant to Section 5.9(f), Buyer shall pay Sellers an amount equal to such Contingent Consideration less such Aggregate Severance Amount within twenty (20) days following the later of (x) the date the Contingent Consideration is final and binding pursuant to Section 2.12(e) or (y) the date the Aggregate Severance Amount is final and binding pursuant to Section 5.9(f), and Sellers shall have no obligation to make any further payments pursuant to Section 5.9.  If the final and binding Contingent Consideration pursuant to Section 2.12(e) is less than the final and binding Aggregate Severance Amount pursuant to Section 5.9(f), Sellers shall pay Buyer an amount equal to such Aggregate Severance Amount less such Contingent Consideration within twenty (20) days following the later of (x) the date the Contingent Consideration is final and binding pursuant to Section 2.12(e) or (y) the date the Aggregate Severance Amount is final and binding pursuant to Section 5.9(f), and Buyer shall have no obligation to make any further payments pursuant to Section 2.12.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Sellers to Buyer (the “Seller Disclosure Letter”), each of the Sellers hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing (as though made at the Closing ); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

3.1           Organization, Qualification, and Corporate Power.  Each Seller is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.  Each Seller has all necessary corporate or other equivalent power and authority to enter into this Agreement and all agreements and instruments delivered pursuant hereto (the “Ancillary Agreements”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not (i)  adversely affect the ability of such Seller to execute and deliver the Agreement and the Ancillary Agreements, or to consummate the Transactions and (ii) result in a Material Adverse Effect on the Business.

3.2           Authorization.  The execution and delivery of this Agreement and the Ancillary Agreements, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Sellers and no other corporate proceedings on the part of Sellers are necessary to authorize this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary

Agreements to which each Seller is a party have been duly and validly executed and constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3           No Conflicts.  Except as set forth in Section 3.3 of the Seller Disclosure Letter, neither the execution and the delivery of this Agreement and the Ancillary Agreements by Sellers nor the consummation of the Transaction, assuming receipt of the Consents will (A) violate any material constitution, law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which a Seller is subject, (B) violate or conflict with any provision of the charter documents, bylaws or organizational documents of the Sellers, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Assigned Contract or any Assumed Permit (or result in the imposition of any Lien upon any of the Purchased Assets) except for such violations, conflicts, breaches, defaults, alterations, terminations, modifications or cancellations that would not have a Material Adverse Effect on the Business.

3.4           Consents.  No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing (each a “Consent”) with, any Governmental Body or any third party is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for (i) such Consent listed in Section 3.4 of the Seller Disclosure Letter, (ii) such Consents as may be required under applicable federal and state securities laws and comparable foreign laws, (iii) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, and under any comparable foreign antitrust laws, if applicable, and (iv) such Consents in which the failure of which to obtain would not (X) individually or in the aggregate have a Material Adverse Effect on the Business, or (Y)  materially adversely affect the ability of Sellers to execute and deliver this Agreement and the Ancillary Agreements, or consummate the Transaction.

3.5           Legal Compliance.  To the knowledge of Sellers, the operations of the Business are being conducted by Sellers as of the date hereof in material compliance with all applicable laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges thereunder) except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.  No Action, or to the knowledge of Sellers, investigation, charge, complaint, claim, demand, notice or inquiry, is pending, or to the knowledge of Sellers, is threatened against any Seller by any Governmental Body alleging any failure to so comply in any material respect.  Sellers have all Permits that are necessary to operate the Business and hold the Purchased Assets as of the Closing except to the extent that the failure to have any such Permit would not result in a Material Adverse Effect.

3.6           Financial Information.  The Preliminary Net Asset Value Statement and the Closing Net Asset Value Statement will be and, as of the Closing Date, the Preliminary Net Asset Value Statement has been prepared in accordance with accounting principles applied on a basis consistent with Sellers’ past practice and present fairly in all material respects the financial condition of the Business as of such dates.

3.7           Tax Matters.  For purposes of this Agreement, “Tax” or, collectively, “Taxes”, means  any and all, regardless of country, national, federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added (including GST), ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, stamp duties and customs and other import and export duties together with all interest, penalties and additions imposed with respect to such amounts.

Except to the extent not relevant to the Purchased Assets or the Business:

(a)           Sellers have timely filed all returns, estimates, information statements and reports with respect to any material Taxes (“Tax Returns”) that it was required to file.  All such Tax Returns are correct and complete in all material respects.  All Taxes owed by Sellers were paid in full when due.

(b)           Sellers have timely withheld or paid with respect to its employees or other third parties and timely paid over any withheld amounts to the appropriate Taxing authority all material income and payroll taxes required to be withheld or paid.

(c)           Sellers have made available to Buyer copies of all Tax Returns (or relevant portions thereof) relating to the Business or the Purchased Assets for all periods since the Sellers incorporation.

3.8           Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           All current leases related to the Business are in full force and effect (“Facility Leases”), are valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Sellers, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of any Seller or on the part of any other party thereto.

(b)           Sellers have good and valid title to, or, in the case of leased properties and assets valid leasehold interests in, the Purchased Assets, free and clear of any Liens, except Permitted Liens.

(c)           All of the Fixed Assets necessary for the operation of the Business are in operating condition (normal wear and tear excepted).

(d)           Sellers have the power and right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer pursuant to this Agreement.  Following the consummation of the Transaction and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Buyer will own, with good and valid title to, or otherwise acquire the interests of Sellers in, the Purchased Assets, free and clear of any Liens, other than the Permitted Liens.

3.9           Intellectual Property.

(a)           To the knowledge of Sellers, other than the Business Intellectual Property licensed by Sellers to Buyer under the Intellectual Property License Agreement (“Licensed Intellectual Property”), no license of Business Intellectual Property from Seller to Buyer is required for the ordinary day-to-day conduct of the Business by Buyer.

(b)           To the knowledge of Sellers, except as set forth in Section 3.9 of the Seller Disclosure Letter, the manufacturing processes included in the Licensed Intellectual Property as currently used by Sellers in the Business do not infringe or misappropriate any Intellectual Property Rights of any third party and no Actions or Proceeding are pending against Sellers alleging any such infringement or misappropriation.

(c)           No Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Licensed Intellectual Property in the conduct of the Business or to any pending Actions or Proceeding challenging Sellers’ ownership of such Licensed Intellectual Property.

(d)           Sellers have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets within the Licensed Intellectual Property that Sellers intend to maintain confidential.

3.10         Contracts.  With respect to each Assigned Contract: (A) the Assigned Contract, with respect to each Seller that is a party thereto and, to the Sellers’ knowledge, all other parties thereto, is valid, binding, enforceable, and in full force and effect in all material respects except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and (B) neither Sellers nor, to Seller’s knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default under the Assigned Contract.  Solely with respect to the Business or the Purchased Assets, Sellers have not entered into any agreement under which Sellers are restricted from selling the products or providing services of the Business to customers or potential customers or any class of customers in any geographic area or in any segment of the market.

3.11         Litigation.  Section 3.11 of Seller Disclosure Letter sets forth each instance in which the Business or the Purchased Assets (i) is subject to any material outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been, or, to the knowledge of Sellers, is threatened to be made a party, to any material action, suit, proceeding, hearing, mediation, arbitration, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any mediator or arbitrator.

3.12         Employee Matters.  Schedule 3.12 contains a complete and accurate list of all Employees as of the date of this Agreement, showing for each such Employee the following: employee name, position held and annual base salary.

(a)           Benefit Plans.  Neither Sellers nor any other person or entity under common control with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any of the following that could result in liability to Buyer following the Closing: (A) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) multiple employer plan or to any plan described in Section 413 of the Code, or (C) Multiemployer Plan.

(b)           No Post Employment Obligations.  No Seller has any liability to provide, life insurance, medical or other employee benefits to any current or former employee of the Business upon his or her retirement or termination of employment for any reason, except as may be required by law, which could result in liability to Buyer following the Closing and unless otherwise agreed by the Parties.

3.13         Labor Matters.  None of the Sellers is a party to any special collective bargaining agreement and no special collective bargaining agreement is being negotiated with respect to the Business.  There is no material unfair labor practice, charge or complaint pending against any Seller with respect to the Business, nor is there any material labor strike, work stoppage, grievance or other labor dispute pending or, to the knowledge of any of the Sellers, threatened in writing against any of the Sellers with respect to the Business.  Each of the Sellers is in compliance in all material respects with all applicable laws respecting employment and wage and hours, and with all terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to Employees.

3.14         Environmental Matters

(a)           Condition of Property:  To knowledge of Seller, no Hazardous Materials are present in the soil, groundwater or of any Facility Location in a manner that is reasonably likely to result in material liability to the Business or Buyer or otherwise result in a corrective action or remedial obligation under Environmental Laws.  To the knowledge of Sellers, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Facility Location.

(b)           Hazardous Materials Activities:  Sellers have conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws, and the Hazardous Materials Activities of Sellers prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause a material adverse health effect to any such person.

(c)           Environmental Litigation:  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of Sellers knowledge, threatened, concerning or relating to any Hazardous Materials Activity of Sellers relating to its Business, or any Facility Location.

(d)           Reports and Records:  Sellers have delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all Phase I and Phase II or other environmental assessments of soil or groundwater at any Facility Location in Sellers possession.

3.15         Fees.  Except with respect to Deutsche Bank, the Sellers do not have any liability or obligation to pay any fees or commissions to any broker or finder, with respect to the transactions contemplated by this Agreement.

3.16         Inventories.  The Inventories are in all material respects similar in quality to the raw materials, supplies and work in process generally included in the inventory of the Business in the past.  Sellers have good and valid title to the Inventories free and clear of all Liens, other than Permitted Liens.  The Inventories do not consist of, in any material amount, items that are damaged.  None of the Sellers is under any obligation or liability with respect to accepting returns of items of Inventories or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice.  Sellers have not acquired or committed to acquire Inventories for sale which are not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice.

3.17         Epidemic Failure.  To the knowledge of Sellers, there are no facts or circumstances in existence which would cause Sellers to expect the occurrence of an Epidemic Failure in any products sold, produced, manufactured, distributed or otherwise placed into the stream of commerce by the Business.

3.18         Product Warranty.  The products sold and delivered and all services provided by Sellers in relation to the Business have conformed in all material respects with all express contractual warranties, and Sellers have no obligation for replacement or modification thereof or other damages including, without limitation injury to persons or property in connection therewith, except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect.

3.19         Sufficiency of Purchased Assets Except as set forth in Section 3.19 of the Seller Disclosure Letter, the Purchased Assets are substantially all of the Assets that are used by Sellers at the Facilities to conduct the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Buyer to Sellers (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

4.1           Organization, Qualification, and Corporate Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the jurisdiction of its incorporation.  Buyer is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify would not (i) adversely affect the ability of Buyer to execute and deliver this Agreement and the Ancillary Agreements, or consummate the Transactions and (ii) result in a Material Adverse Effect on Buyer.  Buyer’s Mexican Affiliate is duly authorized to operate in Mexico under maquila status in accordance with the IMMEX Decree.

4.2           Authorization.  Buyer has full power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements, and to consummate the Transaction and to perform its obligations hereunder and thereunder.  This Agreement and the Ancillary Agreements constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3           No Conflicts.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, (B) violate or conflict with any provision of the charters, bylaws or organizational documents of Buyer, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject, other than any of the foregoing which would not in the aggregate have a Material Adverse Effect on Buyer, or (ii) adversely affect the ability of Buyer to execute and deliver this Agreement and the Ancillary Agreements, or consummate the Transactions.

4.4           Consents.  No consent, waiver, approval, order, license, permit, certificate, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, is required by or with respect to Buyer in connection with the execution and delivery of this

Agreement or the consummation of the Transaction, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and comparable foreign laws, (ii) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, and securing any required consents or certifications of non-objection under any comparable foreign antitrust laws, if applicable, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not (i) in the aggregate have a Material Adverse Effect on Buyer, or (ii) materially adversely affect the ability of Buyer to execute and deliver this Agreement and the Ancillary Agreements, or consummate the Transactions.

4.5           Purchase Price.  Buyer has and will have sufficient cash on hand to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and the Ancillary Agreement and to effect the Transactions.

4.6           Fees.  The Buyer does not have any liability or obligation to pay any fees or commissions to any broker or finder, with respect to the transactions contemplated by this Agreement.

4.7           Investigation by the Buyer.  In entering into this Agreement, Buyer has relied upon its own investigation and analysis, and Buyer acknowledges that neither Sellers nor any of their Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the Business, the Purchased Assets or Sellers, or the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, Affiliates, agents or representatives, except as and only to the extent expressly set forth herein with respect to the representations and warranties contained in this Agreement and subject to the limitations and restrictions contained n this Agreement.

ARTICLE V

PRE CLOSING COVENANTS

With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Pre-Closing Period”):

5.1           Operation of Business.  (a) Sellers agree that, during the Pre-Closing Period, except as contemplated by this Agreement, any Ancillary Agreement or the Transactions, or other than in connection with the Excluded Business or other than in connection with and reasonably necessary to effectuate the Lenovo Transition or as otherwise consented to or approved in advance by Buyer, Sellers shall:

(i)            use all commercially reasonable efforts to (a) preserve intact the present business organization, reputation, contractual and other arrangements of the Business then under the control of Sellers, (b) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of substantially all of the present Employees of the Business, (c) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, and (d) maintain current relationships with customers, suppliers and other Persons to whom Sellers sell goods or provide services or with whom Sellers otherwise have significant business relationships in connection with the Business in accordance with past practice subject to any effects resulting from the announcement of this Agreement;

(ii)           except to the extent required by applicable Law and consistent with past practice, (a) cause the Seller Records to be maintained in the usual, regular and ordinary manner, and (b) not permit any change in any accounting or Tax practice, policy or election or Sellers that is not in the ordinary course of business consistent with past practice that would materially and adversely affect the Business;

(iii)          use all commercially reasonable efforts to continue in full force and effect all material insurance policies (or comparable insurance policies) insuring the Business and the Purchased Assets; and

(iv)          comply in all material respects with all Laws and Orders applicable to the Business, and promptly following receipt thereof deliver to Buyer copies of any written notice received from any Governmental Body or other Person alleging any violation of any such Law or Order.

(b)           Sellers agree that, during the Pre-Closing Period, except as contemplated by this Agreement, the Ancillary Agreements or this Transaction or other than in connection with the Excluded Business or other therein connection with and reasonably necessary to effectuate the Lenovo Transition or as otherwise consented to or approved in advance by Buyer, Sellers shall not:

(i)            except for any existing benefit plan or program or contract, make any representation or promise, oral or written, to any Employee concerning any employee benefit plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any employee benefit plan or agreements, or otherwise required by Law;

(ii)           except for any existing benefit plan or program or contract, make any increase in the salary, wages or other compensation (cash, equity or otherwise) of any Employee other than increases necessary in Sellers’ sole determination to retain or replace Employees or increases in accordance with the Sellers’ past practice;

(iii)          adopt, enter into or become bound by any employee benefit plan, any employment related contract or any collective bargaining agreement with respect to the Business or any of the Employees, or, amend, modify or terminate (partially or completely) any such employee benefit plan, employment related contract or collective bargaining agreement, except to the extent required by applicable Law or existing contractual obligation and, in the event compliance with legal requirements presents options, only to the extent that the option which Sellers reasonably believe to be the least costly is chosen, except in the ordinary course of business consistent with past practice; or

(iv)          enter into any contract to do or engage in any of the foregoing items set forth in this
Section 5.1(b).

(v)           acquire, lease, license or dispose of or agree to acquire, lease, license or dispose of any Assets that would constitute Purchased Assets hereunder, other than in the ordinary course of business consistent with past practice, or create or incur any material Lien, other than a Permitted Lien, on any Assets that would constitute Purchased Assets hereunder; provided that to the extent any restrictions set forth in this clause (v) or in clause (ix) of this Section 5.1(b) conflict with or impose restrictions that are inconsistent with the obligations of Sanmina-SCI and its subsidiaries set forth in any credit agreements, such restrictions shall be inoperable and shall not apply (it being understood that such restrictions shall apply to the maximum extent possible without conflicting with such obligations or covenants);

(vi)          enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Assigned Contract or any Assumed Permit, in each case other than in the ordinary course of business consistent with past practice or other than any amendment, modification, termination, waiver or consent that is not material to the Business;

(vii)         violate, breach or default in any material respect under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or material default under, any term or provision of any Assigned Contract or any Assumed Permit;

(viii)        make any material changes in the conduct of the Business, except as specifically contemplated or permitted by this Agreement, any Ancillary Agreement or this Transaction; or

(ix)           enter into any contract to do or engage in any of the foregoing items set forth in this Section 5.1(b).

5.2           Access to Information.  Sellers shall permit Buyer and its representatives during the Pre-Closing Period to have reasonable access during normal business hours, upon reasonable advance notice, to the Seller Records, Employees and assets of the Business (including the testing and investigation of any Facility as Buyer deems reasonably necessary prior to the Closing) then under the control of Sellers for the purposes of, among other things, identifying and verifying the Purchased Assets to be purchased at the Closing; provided, however, that such access shall be conducted by Buyer and its representatives in such a manner as not to interfere unreasonably with the businesses or operations of Sellers or the Business.  In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing or for any other reasonable purpose, for a period of three years following the Closing, Sellers shall (i) retain all Seller Records which are not transferred to Buyer pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Buyer, reasonable access (including the right to make photocopies Buyer’s expense), during normal business hours, to such Seller Records, all subject to Section 5.10 regarding confidentiality.

5.3           Notice of Developments.  During the Pre-Closing Period, Buyer and Sellers shall give prompt notice to the other party of (i) the occurrence or non occurrence of any event of which Buyer or Sellers, as the case may be, have knowledge, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Buyer or Sellers, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Buyer or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice.

5.4           No Solicitation.  During the Pre-Closing Period, neither Sellers nor any subsidiary of Sellers shall (nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Buyer and their designees: (a) solicit, initiate, encourage or accept any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal with Sellers, (b) provide information with respect to Sellers to any Person, other than Buyer, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Sellers, except as required by Law, (c) enter into a contract or agreement with any Person, other than Buyer, providing for an Acquisition Proposal with Sellers, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Sellers other than by Buyer.  Sellers shall, and shall cause their Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Acquisition Proposal.  As used in this Section 5.4, “Acquisition Proposal” shall mean a proposal or offer for a merger, consolidation or other business combination involving an acquisition of the Business or the Purchased Assets.

5.5           Reasonable Efforts.  During the Pre-Closing Period, each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

5.6           Seller Consents.  During the Pre-Closing Period, Sellers will use commercially reasonable efforts to obtain any third party consents that are required in connection with the matters identified in Sections 3.3 and 3.4 of Seller Disclosure Letter or otherwise required in connection with the Transaction.  During the Pre-Closing Period, Sellers will use commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters identified in Sections 3.3 and 3.4 of Seller Disclosure Letter or as otherwise required in connection with the Transactions contemplated by this Agreement.  The parties agree that commercially reasonable efforts shall not include the payment of any amount to obtain third party consents.

5.7           Buyer Consents.  During the Pre-Closing Period, Buyer will use commercially reasonable efforts to obtain any third party consents that are required in connection with the matters identified in Sections 4.3 and 4.4 of Buyer Disclosure Letter or otherwise required in connection with the Transaction.  During the Pre-Closing Period, Buyer will use commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters identified in Sections 4.3 and 4.4 of the Seller Disclosure Letter or as otherwise required in connection with the Transactions contemplated by this Agreement.  The parties agree that commercially reasonable efforts shall not include any cash or in kind payment of any amount to obtain third party consents.

5.8           Employee Matters

(a)           At least ten (10) Business Days prior to the Closing Date, Sellers shall deliver Schedule 5.8 to Buyer.  Schedule 5.8 shall contain a list of Employees employed in the Business as of the date no more than fifteen (15) Business Days prior to the Closing Date (the “Employee List”), including (i) the Employees who as of such date were engaged partially or solely in the Business on matters related to products or services produced for or on behalf of IBM (the “IBM Business Employees”) and (ii) the Employees who as of such date were engaged in the Business on matters related to products or services produced for or on behalf of Lenovo (the “Lenovo Business Employees”).

(b)           U.S. Employees.  Subject to applicable Law, Buyer shall offer to all Employees on the Employee List with a principal place of employment in the United States employment at least at the same base compensation and wage levels and substantially similar employment benefits that such Employees then receive from Sellers, such offers to be effective as of 12:01 a.m. on the Closing Date.  The Employees who accept such offers of employment from Buyer shall be referred to herein as “Transferring U.S. Employees” and Sellers shall terminate the employment relationship of each such Transferring U.S. Employee immediately prior to the Closing Date.

(c)           Mexican Employees.  Sellers shall carry out an employer substitution with respect to all of the Employees of SSCI Mexico or its Affiliates in Mexico on the Employee List, under the terms of the Mexican Federal Labor Law, for which purpose Buyer shall cause Buyer’s Mexican Affiliate to recognize the seniority of such employees as of the time they were originally employed by SSCI Mexico or its Affiliates and maintain their wage or salary, benefits and employment conditions at least at the same level they had with SSCI Mexico or its Affiliates immediately prior to the Closing Date. SSCI Mexico or its Affiliates shall negotiate and agree with the labor unions with which it has entered into a collective bargaining agreement for its Employees on the Employee List to be transferred to the Buyer’s Mexican Affiliate under an employer substitution and without giving rise to the obligation to pay statutory or contractual severance. To the extent necessary, the Buyer shall cause Buyer’s Mexican Subsidiary to enter into a collective bargaining agreement with a labor union to organize the hourly Employees on the Employee List to be transferred from SSCI Mexico or its Affiliates.  The Employees whose employment will transfer to Buyer in Mexico shall be referred to herein as “Transferring Mexican Employees”.

(d)           Hungarian Employees.  Seller shall carry out an employee transfer with respect to all of the Employees on the Employee List working at the Szekesfehervar Facility to a company designated by Buyer as a matter of Hungarian Law upon the Closing from Sellers to the company designated by Buyer.  Such Employees will continue their employment contracts with the company designated by Buyer under the same terms and conditions as such Employees had with Sellers.  The Employees on the Employee List whose employment will transfer to Buyer at the Szekesfehervar Facility shall be referred to herein as “Transferring Hungarian Employees” and, together with the Transferring U.S. Employees and the Transferring Mexican Employees, the “Transferring Employees”.

(e)           Transferring Employee Benefits.  With respect to Transferring Employees, subject to applicable Law, (i) Buyer will allow such Transferring Employees and their eligible dependents to participate in employee benefit plans maintained by Buyer or its subsidiaries on terms substantially similar to the terms of employee benefit plans maintained by Sellers for such Transferring Employees prior to the Closing; provided, however, that foregoing shall not include stock option or other equity plans of Buyer, (ii) for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Buyer employee benefit plan (other than a defined benefit plan) and Buyer shall provide that the Transferring Employees shall receive service credit under each Buyer employee benefit plan (other than a defined benefit plan) for their period of service with Sellers and their respective subsidiaries and predecessors prior to the Closing, except where doing so would cause a duplication of benefits, (iii) Buyer will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Buyer in which such Transferring Employees and their eligible dependents will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date, and (iv) all vacation accrued by Transferring Employees under the vacation policies of the Sellers or their respective subsidiaries or predecessors shall be carried over by Buyer and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Sellers or their respective subsidiaries or predecessors.  Buyer shall make arrangements for temporary employees pursuant to agency contracts that constitute Assigned Contracts.

5.9           Employee Severance.

(a)           Definitions

(i)        For purposes of this Agreement, “Lenovo Termination Deadline” means the earlier of (x) the date on which the last Lenovo Terminated Employee is terminated in connection with a Lenovo Termination and (y) the date 365 days following the Closing Date.

(ii)       For purpose of this Agreement, “Severance Payment” shall mean any severance paid to a Terminated Employee that is required by an employment agreement with the Terminated Employee or applicable Law for any period of employment with Sellers prior to the Closing Date.  For the avoidance of doubt, the Severance Payment shall not include any amount or severance liability that is payable as a result of, or that arises from, a Terminated Employee’s employment on or after the Closing Date.

(b)           In the event Buyer terminates any Transferring Employee who is an IBM Business Employee (an “IBM Terminated Employee”) during the ninety (90) day period following the Closing Date (the “IBM Termination Deadline”), Buyer shall deliver to Sellers during the thirty (30) day period following the IBM Termination Deadline a notice (the “IBM Terminated Employee Notice”) setting forth the name of each such IBM Terminated Employee, the date on which each such IBM Terminated Employee was terminated and the amount of Severance Payment that was made to each such IBM Terminated Employee (individually and in the aggregate, the “IBM Severance Payment”).

(c)           In the event Buyer terminates any Transferring Employee who is a Lenovo Business Employee (a “Lenovo Terminated Employee”) prior to the Lenovo Termination Deadline, Buyer shall deliver to Sellers during the thirty (30) day period following the Lenovo Termination Deadline a notice (the “Lenovo Terminated Employee Notice” and, together with the IBM Terminated Employee Notice, the “Terminated Employee Notice”) setting forth the name of each such Lenovo Terminated Employee, the date on which each such Lenovo Terminated Employee was terminated and the amount of Severance Payment that was made to each such Lenovo Terminated Employee (individually and in the aggregate, the “Lenovo Severance Payment” and, together with the IBM Severance Payment, the “Aggregate Severance Payment”).

(d)           Buyer shall provide Sellers reasonable access to the officers, employees, books and records of Buyer as Sellers may reasonably request in order to verify the information in each Terminated Employee Notice and to verify whether any IBM Terminated Employee was rehired within the one year period following the Closing Date.  Buyer’s computation of the Severance Payment shall be conclusive and binding upon the parties hereto unless, within thirty (30) days following Sellers’ receipt of a Terminated Employee Notice, Sellers notify Buyer in writing that it disagrees with Buyer’s computation of the Severance Payments.  If Buyer disagrees with Sellers computation, the parties shall attempt in good faith to reach a resolution of such disagreement.  If such disagreement is not resolved within thirty (30) days after delivery of Sellers’ notice, an independent arbitrator agreed to by Buyer and Sellers shall be directed to compute the amount of the Severance Payment as promptly as practicable and such computation shall be binding upon the parties hereto.  The expenses of such independent arbitrator shall be borne equally by Buyer and Sellers.  The foregoing notwithstanding, if the amount in dispute under clause 5.9 is or is reasonably likely to be more than Four Million Dollars ($4,000,000), either Sellers or Buyer may pursue a court action with respect to such claims in accordance with to Section 11.10.

(e)           Sellers shall pay Buyer the amount, if any, equal to the sum of the aggregate amount of the IBM Severance Payment on the later of (x) the date sixty (60) days following the IBM Terminated Employee Notice or (y) within fifteen (15) days following the date the computation of the Severance Payment is binding on the parties pursuant to Section 5.9(f).  The foregoing notwithstanding, in the event Buyer or any third party on behalf of Buyer, including a temporary staffing agency, rehires any IBM Terminated Employee within one year following the Closing Date, Buyer shall promptly reimburse Sellers for any IBM Severance Payment made with respect to such IBM Terminated Employee and in any event within thirty (30) days following the date any such IBM Terminated Employee is rehired.

(f)            Sellers shall pay Buyer the amount, if any, equal to the Aggregate Severance Payment; provided, however, in accordance with Section 2.12(f)(ii) of this Agreement, (i) if the final and binding Contingent Consideration pursuant to Section 2.12(e) is greater than the final and binding Aggregate Severance Amount pursuant to Section 5.9(f), Buyer shall pay Sellers an amount equal to such Contingent Consideration less such Aggregate Severance Amount, and Sellers shall have no obligation to make any further payments pursuant to Section 5.9 and (ii) if the final and binding Contingent Consideration pursuant to Section 2.12(e) is less than the final and binding Aggregate Severance Amount pursuant to Section 5.9(f), Sellers shall pay Buyer an amount equal to such Aggregate Severance Amount less such Contingent Consideration, and Buyer shall have no obligation to make any further payments pursuant to Section 2.12.

5.10         Confidentiality.  All Book and Records of Sellers, and other confidential and/or proprietary information of a Party to this Agreement are hereinafter referred to as “Confidential Information.”  A party who owns and discloses its Confidential Information is referred to below as a “Disclosing Party” and a Party who receives or is given access to a Disclosing Party’s Confidential Information is referred to below as a “Receiving Party.”  Each party hereto agrees that all Confidential Information of another Party that is disclosed to such party in the course of negotiating the transaction contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence, and will not be used or disclosed by the Receiving Party except for the purposes relating to or permitted by this Agreement for which such Confidential Information was disclosed, and upon termination of this Agreement or the consummation of the transactions contemplated hereby, will be promptly destroyed by the Receiving Party or returned to the Disclosing Party, upon the Disclosing Party’s written request.  No Party’s employees will be given access to Confidential Information of another party except on a “need to know” basis and such employees shall be informed of the need to keep such Confidential Information confidential.  It is agreed that Confidential Information will not include information that: (i) was known to such Receiving Party before receipt of such information from the Disclosing Party; (ii) is or becomes generally known to the public through no breach of this Section 5.10 or any act or omission on the part of the Receiving Party; (iii) is disclosed by a third party having the legal right to disclose such information with no obligation of confidence to the Disclosing Party, or is required to be disclosed as a result of court order or similar process; or (iv) is independently developed by the Receiving Party without use of any of the Disclosing Party’s Confidential Information (as evidenced by a contemporaneous writing).

5.11         Non-Solicitation Of Employees.  Sellers agrees that during the period ending one year following the Closing Date, Sellers will not directly solicit or attempt to solicit any of the Transferring Employees to leave his or her employment with Buyer to become employed with Sellers other than with the written consent of the Buyer; provided, however, that (i) non-directed newspaper or internet help wanted advertisements and search firm engagements shall not be considered solicitations hereunder and (ii) the restrictions of this paragraph shall not apply to Sellers with respect to employees of Buyer that initiate contact with Sellers.

5.12         Open Purchase Orders.  Prior to Closing or as soon thereafter as practicable, the Parties shall cooperate and use commercially reasonable efforts to cancel all Supplier Purchase

Orders, effective as of the Closing, and substitute purchase orders of Buyer in amounts and values for such Supplier Purchase Orders as are necessary the Parties’ reasonable determination.  In the event any such substitution is not achieved prior to Closing, Buyer shall perform all obligations on and receive benefits of all Supplier Purchase Orders as of the Closing.  Buyer and Sellers acknowledge and agree that, effective as of the Closing, there shall be no open Customer Purchase Orders pursuant to which Sellers are obligated to manufacture and deliver product to or on behalf of customers of the Business.

5.13         Environmental Baseline.  Prior to Closing, the Buyer and Seller shall mutually establish the baseline environmental conditions of the Facilities (“Environmental Baseline”) in the following manner:

(a)           Seller shall engage Delta Environmental as the environmental consultant who shall perform Phase I Environmental Assessments meeting the ASTM E 1527-05 standards as well as the Environmental Protection Agency’s All Appropriate Inquiry Standards (each a “Phase I”).  The terms of the engagement shall indicate that the results shall be certified to both Buyer and Seller.  In the event a Phase I indicates there are no “Recognized Environmental Conditions”, no further work shall be required.

(b)           In the event that a Phase I indicates a Recognized Environmental Condition, the Buyer and Seller shall mutually agree on the scope of work for a Phase II Environmental Assessment.  Seller shall contract for the work and the terms of the engagement shall indicate that the results shall be certified to both Buyer and Seller (“Phase II”).

(c)           Sellers, on the one hand, and Buyer, on the other hand, shall share equally the cost for the Phase I and Phase II.

(d)           In the event either party seeks indemnity for any Environmental Claim involving environmental conditions on any of the Facilities under Sections 9.1(a), 9.1(b) or 9.2(a) hereof, such environmental conditions shall be deemed to be those demonstrated in the Environmental Baseline.

ARTICLE VI

OTHER AGREEMENTS AND COVENANTS

6.1           Additional Documents and Further Assurances.  Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby (provided that the foregoing will not require any Party to make any payment of consideration to any other Person other than as contemplated by this Agreement and the exhibits thereto).

6.2           Books and Records.  In order to facilitate the resolution of any claims made by or against or incurred by a Party after the Closing or for any other reasonable purpose, for a period of six (6) years following the Closing Date, each Party shall (i) retain all Books and Records relevant to the Transactions, that are in such party’s possession immediately prior to the Closing (except that Sellers need not retain any records that are transferred to Buyer pursuant to this Agreement) and which relate to the Business for periods prior to the Closing and (in the case of Sellers) which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the other Party, reasonable access (including the right to make photocopies at such other Party’s expense), during normal business hours, to such Books and Records.  Buyer also agrees to make available, upon reasonable notice and during normal business hours, the officers and employees of Buyer following the Closing for any purpose reasonably related to such Books and Records or any claim by or against any third party.  Buyer also agrees with Sellers that Sellers shall be entitled to possess and retain copies of such Books and Records for Seller’s internal use (including preparation of financial statements and tax returns), provided that no use of such records that would violate this Agreement or any Ancillary Agreement may be made.

6.3           Consigned Inventory.  As of the Closing, Buyer agrees to assume possession of all Consigned Inventory, and Buyer agrees to execute and deliver to Sellers or the customers of the Business such documents and to do such other acts and things as Sellers or such customers may reasonably request for the purpose of transferring the Consigned Inventory to Buyer.

6.4           Payment of Purchase Price and Contingent Consideration.  The Purchase Price, Contingent Consideration and other amounts payable pursuant to this Agreement and any agreements contemplated by this Agreement shall be paid in United States dollars, free and clear of, and without deduction or withholding on account of, taxes of any kind.  If any taxes are so levied or imposed, Buyer agrees to pay the full amount of such taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder, after withholding or deduction for or on account of any taxes, will not be less than the amount provided for herein.  Buyer will furnish to Sellers within thirty days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Buyer.  Buyer will indemnify and hold harmless Sellers against and reimburse Sellers upon demand the amount of any taxes so levied or imposed and paid by Sellers.

6.5           Inventory Confirmations.  At the same time Sellers deliver the Preliminary Net Asset Value Statement to Buyer, Sellers shall deliver to Buyer (i) a confirmation from IBM with respect to the Inventory set forth on Schedule 1.1(aaa)(i) (the “IBM Confirmation”) stating that the Inventory set forth on Schedule 1.1(aaa)(i) is required to satisfy IBM’s future requirements and that IBM shall be responsible for such Inventory in accordance with the provisions set forth in the agreement between IBM and Buyer (as assigned to Buyer in connection with this Agreement) and (ii) a confirmation from Lenovo with respect to the Inventory set forth on Schedule 1.1(aaa)(ii) (the “Lenovo Confirmation”) stating that the Inventory set forth on on Schedule 1.1(aaa)(ii) is required to satisfy Lenovo’s future requirements and that Lenovo shall be responsible for such Inventory in accordance with the provisions set forth in the agreement between Lenovo and Buyer (as assigned to Buyer in connection with this Agreement).

6.6           Monterey Transition Services Agreement.  In connection with the transactions contemplated by this Agreement and the Lenovo Transition, Buyer and Sellers agree to negotiate in good faith to enter into a transition services agreement to be dated as of the Closing Date pursuant to which Buyer shall provide, or cause to be provided, to Sellers or any party designated by Sellers, certain IT and other services.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1           Conditions to Buyer’s Obligation to Close.  The obligations of Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer, but only in a writing signed by Buyer):

(a)           Representations and Warranties.  The representations and warranties of Sellers set forth in Article III shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)           Covenants.  Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing.

(c)           Closing Certificates.  Sellers shall have delivered to Buyer an officer’s certificate to the effect that each of the conditions specified above in Section 7.1(a) to 7.1(b) (inclusive) is satisfied in all respects.

(d)           No Actions.  No action, suit, or proceeding shall be threatened or pending before any court or quasi judicial or administrative agency of any non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the Transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect to the Business.

(e)           HSR.  Notification shall have been made and clearance obtained and the applicable waiting period shall have expired or terminated under the Hart-Scott-Rodino Act and under any comparable foreign antitrust laws, if applicable, as reasonably determined by Buyer and Sellers, or the appropriate agency shall have expressed that it has no objection to the Closing taking effect.

(f)            Third Party Consents.  All Consents (or waivers in lieu thereof) listed on Schedule 7.1(f), shall have been obtained and shall be in full force and effect.

(g)           Preliminary Net Asset Value Statement.  Sellers shall have delivered to Buyer the Preliminary Net Asset Value Statement at least ten (10) business days prior to the Closing (unless the Buyer and Sellers agree on a shorter period).

(h)           Delivery of Documents.  Sellers will have delivered to Buyer the following documents:

(i)

the Assignment Instruments executed by Sellers;

(ii)

the Assumption Instruments executed by Sellers;

(iii)

the Szekesfehervar Lease Assignment Agreement executed by Sellers;

(iv)

the Guadalajara Lease Assignment Agreement executed by Sellers;

(v)

the Raleigh Sublease Agreement executed by Sellers;

(vi)

the Huntsville License Agreement executed by Sellers;

(vii)

the Intellectual Property License Agreement executed by Sellers;

(viii)

the Transition Services Agreement executed by Sellers;

(ix)

the Access Agreement executed by Sellers; and

(x)

consents from all Persons to discharge any Lien (other than Permitted Liens) existing as of the

Closing on the Purchased Assets.

(i)            Material Adverse Effect.  There shall not have been a Material Adverse Effect.

(j)            Employee List.  Sellers shall have delivered Schedule 5.8 at least ten (10) Business Days prior to the Closing Date.

(k)           Inventory Confirmations.  Sellers shall have delivered the IBM Confirmation and the Lenovo Confirmation.

(l)            Board of Directors.  Buyer shall have received a certified copy of the resolutions of the board of directors of Sellers executed by an officer of Sellers approving this Agreement, the sale and transfer of the Purchased Assets to Buyer pursuant to this Agreement and the Ancillary Agreements.

7.2           Conditions to Seller’s Obligations.  The obligations of Sellers hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Sellers, but only in writing signed by the Sellers):

(a)           Representations and Warranties.  The representations and warranties of the Buyer set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)           Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)           Closing Certificate.  Buyer shall have delivered to Sellers an officer’s certificate to the effect that each of the conditions specified above in Section 7.2(a) and 7.2(b) is satisfied in all respects.

(d)           No Actions.  No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any non U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, prevent consummation of any of the Transactions contemplated by this Agreement.

(e)           HSR.  Notification shall have been made and clearance obtained and the applicable waiting period shall have expired or terminated under the Hart-Scott-Rodino Act and under any comparable foreign antitrust Laws, if applicable, as reasonably determined by Buyer and Sellers, or the appropriate agency shall have expressed that it has no objection to the Closing taking effect.

(f)            Third Party Consents.  All Consents (or waivers in lieu thereof) listed on Schedule 7.2(f), shall have been obtained and shall be in full force and effect.

(g)           Purchase Price.  Sellers shall have received the Purchase Price.

(h)           Delivery of Documents.  Buyer will have delivered to the Sellers the following documents:

(i)

the Assignment Instruments executed by Buyer;

(ii)

the Assumption Instruments executed by Buyer;

(iii)

the Szekesfehervar Lease Assignment Agreement executed by Buyer;

(iv)

the Guadalajara Lease Assignment Agreement executed by Buyer;

(v)

the Raleigh Sublease Agreement executed by Buyer;

(vi)

the Huntsville License Agreement executed by Buyer;

(vii)

the Intellectual Property License Agreement executed by Buyer;

(viii)

the Transition Services Agreement executed by Buyer;; and

(ix)

the Access Agreement executed by Buyer;

(i)            Board of Directors.  Sellers shall have received a certified copy of the resolutions of the board of directors of Buyer approving this Agreement, the sale and transfer of the Purchased Assets to Buyer, and the Ancillary Agreements.

(j)            Buyer’s Mexican Affiliate’s IMMEX Amendment.  Sellers shall have received to their satisfaction a certified copy of the amendment to Buyer’s Mexican Affiliate’s maquila program issued by the Mexican Ministry of the Economy allowing Buyer’s Mexican Affiliate to carry out its operations in Mexico under the Mexican IMMEX Decree and to have (i) the SSCI Mexico Imported Inventory, (ii) the Sanmina-SCI USA’s Mexico Imported Assets, and (iii) the SSCI Mexico Temporarily Imported Assets transferred to the Buyer’s Mexican Affiliate under the same legal status in which such Assets are then in Mexico in the possession of SSCI Mexico.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Representations, Warranties and Covenants.  The covenants contained in this Agreement shall survive the applicable Closing Date in accordance with their terms.  The representations and warranties contained in this Agreement and the Ancillary Agreements shall survive the Closing Date for a period of eighteen (18) months; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.7 and 3.14 of this Agreement shall survive the Closing Date until the expiration of the applicable statutes of limitations with respect any claim pursuant to such Sections (such dates upon which they expire being referred to herein as the applicable “Survival Date”) and shall thereafter expire.  Buyer’s (or any Buyer Indemnitee’s) right to make a claim for indemnification under Section 9.1, and Sellers’ (or any Seller Indemnitee’s) right to make a claim for indemnification under Section 9.2, shall expire with respect to such claims which are not made on or prior to the Survival Date.  Any claims under Article IX must be asserted in writing with reasonable particularity by the party making such claim, including identifying the basis of the claim and estimate of the potential Damages covered thereby.

ARTICLE IX

INDEMNIFICATION

9.1           Indemnification by Sellers.  Subject to this Section 9, Sellers agree to defend, indemnify and hold harmless Buyer and its respective successors, assigns and Affiliates (individually, a “Buyer Indemnitee”, and collectively, the “Buyer Indemnitees”) from and against and in respect of any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses, net of insurance proceeds received or Tax benefits realized by the Buyer Indemnittee with respect thereto (collectively, “Damages”) suffered or incurred by any Buyer Indemnitee which is caused by, resulting from or arising out of:

(a)           any breach of any representation, warranty or covenant of Sellers contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by the Sellers at the Closing in connection herewith (it being understood and agreed that solely for purposes of determining the amount of Damages for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to “materiality,” and all “Material Adverse Effect” qualifications, contained in such representations and warranties shall be disregarded and have no force or effect);

(b)           any Excluded Liabilities;

(c)           except as otherwise provided in this Agreement, Liabilities of Sellers, whether arising before or after the Closing Date, arising from or relating to the ownership or actions or inactions of Sellers or the conduct of the Business prior to the Closing;

(d)           any and all Damages suffered or incurred by Buyer Indemnitee by reason of or in connection with any claim or cause of action of any third party to the extent arising out of the operation of the Business prior to the Closing; and

(e)           any Assumed Warranty Obligations.

9.2           Indemnification by Buyer.  Subject to this Article IX, Buyer agrees to defend, indemnify and hold harmless Sellers and their respective successors, assigns and Affiliates (individually, a “Seller Indemnitee”, and collectively, the “Seller Indemnitees”) from and against and in respect of any and all Damages suffered or incurred by any Seller Indemnitee which is caused by, resulting from or arising out of:

(a)           any breach of any representation, warranty or covenant of Buyer contained in this Agreement, or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Buyer at the Closing in connection herewith (it being understood and agreed that solely for purposes of determining the amount of Damages for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to “materiality,” and all “Material Adverse Effect” qualifications, contained in such representations and warranties shall be disregarded and have no force or effect); and

(b)           any Assumed Liabilities or Assigned Contracts arising out of circumstances existing after the Closing Date;

(c)           Taxes of Buyer as set forth in Section 2.7;

(d)           except as otherwise provided in this Agreement, Liabilities of Buyer arising from or relating to the ownership or actions or inactions of Buyer or the conduct of the Business on or after the Closing; and

(e)           any and all Damages suffered or incurred by a Seller Indemnitee by reason of or in connection with any claim or cause of action of any third party to the extent arising out of the operation of the Business on or after the Closing.

9.3           Notice and Opportunity to Defend.  If any action, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee or any Seller Indemnitee (the “Indemnitee”) in respect of which such Indemnitee proposes to demand indemnification, such Indemnitee shall notify the party obligated to provide indemnification pursuant to Section 9.1 or Section 9.2 (the “Indemnifying Party”) thereof within a reasonably prompt period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall only affect the Indemnitee’s right to indemnification hereunder to the extent that the Indemnifying Party’s interests are actually and materially prejudiced thereby.  Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall have the right, within ten (10) days after receipt of such notice, to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, and to retain counsel in connection therewith; provided, however, that if the Indemnifying Party shall exercise its right to assume such control:

(a)           the Indemnitee may, in its sole discretion and at its own expense, employ separate counsel to represent it in any such matter, and in such event counsel selected by the Indemnifying Party shall be required to cooperate with such counsel of the Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Indemnitee;

(b)           for any subject matter, the Indemnitee will, at its own expense, make available to the Indemnifying Party those employees of the Indemnitee or any Affiliate of the Indemnitee whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the business activities of the Indemnitee and its Affiliates;

(c)           the Indemnifying Party shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed;

(d)           in the event that any action, suit, proceeding, claim, liability or assessment (or the compromise or settlement thereof) involves a claim for (i) injunctive relief that affects or could reasonably be expected to affect the Business in any material respect, or (ii) a claim for Damages (or a claim that could reasonably be expected to result in Damages) in excess of limitations set forth in Section 9.5(c), Buyer shall have the right to control the defense and settlement thereof, at the sole cost and expense of the Buyer Indemnitee (subject to the limitations set forth in Article IX and subject to the Buyer Indemnitee’s right to make a claim for Damages in respect of such cost and expense if appropriate); provided, however, that Buyer shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

9.4           Remedies.  Notwithstanding any provision of this Agreement to the contrary, in the absence of fraud or intentional misrepresentation (a “Fraud Claim”), the sole and exclusive remedy of Buyer and Sellers with respect to, arising out of or resulting from the subject matter of this Agreement shall be restricted to the indemnification rights set forth in this Article IX.

9.5           Certain Limitations.  The liability of Sellers or Buyer, as applicable, for claims under this Agreement shall be limited by the following:

(a)           At any time after the applicable Survival Date for a representation and warranty, (i)  Sellers shall have no further obligations under this Article IX for breaches of such representations and warranties of Sellers, except for Damages with respect to which Buyer Indemnitee has timely given Sellers written notice prior to such date in accordance with Sections 8.1 and 9.3 and (ii) Buyer shall have no further obligations under this Article IX for breaches of such representations and warranties of Buyer, except for Damages with respect to which Seller Indemnitee has given Buyer written notice prior to such date in accordance with Sections 8.1 and 9.3.

(b)           Notwithstanding anything to the contrary herein, except with respect to Fraud Claims, any claim by a Buyer Indemnitee against Sellers pursuant to Section 9.1(a) shall be payable by Sellers only in the event that Damages for any single breach of the representations, warranties and covenants exceeds Twenty Thousand Dollars ($20,000) (the “Per Occurrence Threshold”) and the accumulated amount of Damages in respect of Sellers’ obligations to indemnify the Buyer Indemnitees under this Agreement shall exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the “Seller Indemnification Threshold”); provided, however, that at such time as the aggregate amount of Damages in respect of the indemnity obligations of Sellers shall exceed the Seller Indemnification Threshold, Seller shall thereafter be liable for all Damages suffered or incurred by the Buyer Indemnitees in excess of such Seller Indemnification Threshold, subject to the maximum aggregate liability cap set forth in Section 9.5(c) below.  The foregoing notwithstanding, for purposes of determining the Per Occurrence Threshold, a breach of a representation and warranty set forth in Section 3.16 related to Inventory shall be considered a single breach if such breach arises from the same root cause even if such breach affects more than one item of Inventory.

(c)           Notwithstanding anything to the contrary herein, except with respect to Fraud Claims (for which there shall be no limitation), in no event shall the maximum aggregate liability of Sellers in respect of any claims by Buyer Indemnitees against Sellers pursuant to Section 9.1(a) for Damages suffered or incurred by any Buyer Indemnitees exceed Eighteen Million Dollars ($18,000,000) of the value of the Purchase Price (as adjusted pursuant to Section 2.4).

(d)           Except with respect to Fraud Claims, a Buyer Indemnitee’s right to make a claim for indemnification under Sections 9.1(b), 9.1(c), 9.1(d) and 9.1(e) shall expire with respect to such claims which are not made on or prior to the date five (5) years following the Closing Date.

(e)           IN NO EVENT THAT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, WHETHER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, BREACH OF WARRANTY, AN EXCLUDED LIABILITY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHER TORT.  FURTHERMORE, ANY DAMAGES PURSUANT TO ARTICLE IX RELATED TO INVENTORIES SHALL BE LIMITED TO THE AMOUNT PAID FOR SUCH INVENTORIES PURSUANT TO THIS AGREEMENT.

ARTICLE X

TERMINATION

10.1         Termination of the Agreement.  The Parties may terminate this Agreement as provided below:

(a)           Buyer and Sellers may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

(b)           Buyer or Sellers may terminate this Agreement by written notice if the Closing has not occurred by one hundred and twenty (120) days following the date of this Agreement; provided, however, that if the conditions set forth in Sections 7.1(d) and 7.2(d) have not been satisfied the right to terminate this Agreement under Section 10.1(b) shall not be available to any Party until one hundred and fifty (150) days following the date of this Agreement; provided, further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           Buyer or Sellers may terminate this Agreement by written notice if: (i) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

(d)           Buyer may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body, which would (i) prohibit Buyer’s ownership or operation of all or a material portion of the Business or the

Purchased Assets or (ii) compel Buyer to dispose of or hold separate all or a material portion of the business or assets of Buyer as a result of the transactions contemplated by this Agreement;

(e)           Buyer may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Sellers and such breach has not been cured within thirty (30) calendar days after written notice to Sellers; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(f)            Sellers may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within thirty (30) calendar days after written notice to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and

(g)           Buyer may terminate this Agreement by written notice if an event having a Material Adverse Effect on the Business, taken as a whole, shall have occurred after the date of this Agreement.

10.2         Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); that the provisions contained in Section 5.10 (confidentiality) and Article XI (miscellaneous) shall survive termination.

ARTICLE XI

MISCELLANEOUS

11.1         Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that (a) either Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case such Party will use its reasonable efforts to advise the other Parties prior to making the disclosure) and (b) Sellers may correspond with third parties with respect to obtaining Consents from such parties pursuant to Section 7.1(f).

11.2         No Third Party Beneficiaries.  Except as provided in Article IX with respect to indemnification, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

11.3         Entire Agreement and Modification.  This Agreement (including the exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.4         Amendment.  This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

11.5         Waivers.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

11.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.8         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.9         Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) three Business Days after the Business Day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) one Business Day after the Business Day of facsimile transmission, if delivered by facsimile transmission with copy by Federal Express or similar overnight courier, freight prepaid, and shall be addressed to the intended recipient as set forth below:

If to Buyer:

Hon Hai Precision Industry Co., Ltd.
2 Tzu Yu St. Tu-Cheng City
Taipei Hsien, Taiwan 23644
Attn:	General Counsel
Facsimile No.: 886-2-2521-1498

Copy to:

Frank Liang
Strategic Investment
4th Floor, South-1 Gate, Building D-1, No. 2, 2nd Donghuan Road, 10th Yousong Industrial District,
Longhua, Baoan, Shenzhen City, Guangdong Province, China

If to the Sellers:

Sanmina-SCI Corporation
2700 North First Street
San Jose, CA 95134
Attention:	Robin Walker, Senior Vice President, Corporate Development
Michael Tyler, Executive Vice President and General Counsel
Steven H. Jackman, Vice President and Corporate Counsel
Telephone No.:	(408) 964-3500
Facsimile No.:	(408) 964-3636

Copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention:	Jon Layman, Esq.
Telephone No.:	(650) 493-9300
Facsimile No.:	(650) 493-6811

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days’ advance written notice to the other Parties pursuant to the provisions above.

11.10       Governing Law.  This Agreement shall be governed in all respects solely by the laws of the State of Delaware, without regard to conflicts of laws or the choice of law principles of any jurisdiction including the State of Delaware, and without the need of any Party to establish the reasonableness of the relationship between the laws of the State of Delaware and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of Delaware.

11.11       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12       Expenses.  Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The foregoing notwithstanding, Buyer shall bear all costs and expenses of any filings under the Hart-Scott-Rodino Act and any filings under any comparable foreign antitrust Laws.

11.13       Construction.

(a)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(b)           Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

11.14       Attorneys’ Fees.  If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

11.15       Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.16       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.17       Consent to Jurisdiction.  The Delaware Court of Chancery (the “Competent Court”) (and not any other court in any state or country) shall have exclusive jurisdiction in connection with this Agreement.  Each Party hereby irrevocably consents to submit itself to the exclusive jurisdiction of the Competent Court in any action or proceeding arising out of or relating to this Agreement and irrevocably waives any objection such person may now or hereafter have as to the venue of any such action or proceeding brought in the Competent Court or that the Competent Court is an inconvenient forum.

11.18       Schedules and Exhibits.  The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule.

11.19       Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, in addition to any other remedy to which it may be entitled at law or in equity, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Competent Court, this being in addition to any other remedy to which the Party is entitled and the other Party expressly waives the defense that a remedy in damages will be adequate.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

Buyer:	FOXTEQ HOLDINGS INC.-CAYMAN

	By:	/s/ Max Chung
	Name:	Max Chung
Title:

Sanmina-SCI USA:	SANMINA-SCI USA INC.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Chief Financial Officer

SCI Technology:	SCI TECHNOLOGY, INC.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Authorized Signatory

SSCI Systems Mexico:	SANMINA-SCI SYSTEMS DE MEXICO S.A. DE C.V.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Authorized Signatory

[Signature Page to Asset Purchase and Sale Agreement]

SSCI Services Mexico:	SANMINA-SCI SYSTEMS SERVICES DE MEXICO S.A. DE C.V.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Authorized Signatory

SSCI Hungary:	SANMINA-SCI HUNGARY ELECTRONICS MANUFACTURING L.L.C.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Authorized Signatory

SSCI Australia:	SANMINA-SCI AUSTRALIA PTY LTD

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Authorized Signatory

Sanmina-SCI:	SANMINA-SCI CORPORATION

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Chief Financial Officer

[Signature Page to Asset Purchase and Sale Agreement]